                                                                     EXHIBIT 2.2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986.

IF YOU HAVE SOLD OR TRANSFERRED all your APM shares and APM loan stock, please send this document and the accompanying Form(s) of Acceptance and reply-paid envelope to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee.

This document should be read in conjunction with the accompanying Form(s) of Acceptance.



                              RECOMMENDED OFFERS

                                      BY

                             CITRIX SYSTEMS, INC.

                                      FOR

                                  APM LIMITED



Acceptances should be despatched as soon as possible, and in any event so as to be received no later than 3:00 pm on 29 June 1998.

The procedure for acceptance is set out on pages 21 and 22 of this document and in the Forms of Acceptance.

Hambrecht & Quist, which is regulated by in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to Citrix in relation to the transactions and arrangements described in this document and as an authorised person has approved this document as an investment advertisement for the purposes of the Financial Services Act 1986. Hambrecht & Quist will not be responsible to any other person for providing the protections afforded to clients of Hambrecht & Quist nor for providing advice in relation to the Offers.

BVA Associates Limited ("Broadview"), which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for APM Limited and no-one else in connection with the Offers and will not be responsible to anyone other than APM for providing the protections afforded to customers of Broadview or for providing advice in relation to the Offers.

                                   CONTENTS

                                                                            Page
PART I         Definitions                                                     3
PART II        Letter from APM                                                 6
                     Recommended Offers for APM                                6
                     Agreement and Undertaking                                 6
                     Details of the Offers                                     6
                     Background to the Offers                                  7
                     Timetable                                                 7
                     Procedure for acceptance                                  7
                     Compulsory acquisition                                    8
                     APM loan stock                                            8
                     Recommendation                                            8
PART III       Letter from Citrix                                             10
                     Recommended Offers for APM                               10
                     The Offers                                               10
                     Citrix's right to receive back the Retained
                     Consideration in certain circumstances                   12
                     Financial Data relating to APM                           14
                     Arrangements for APM Directors                           14
                     Reasons for the Offers                                   14
                     Agreement and Undertaking                                14
                     United Kingdom Taxation                                  15
                     United States Taxation                                   17
                     Conditions of the Offers                                 20
                     Expected timetable for the Offers                        21
                     Procedure for acceptance of the Offers                   21
                     Settlement                                               23
                     Further information                                      23

APPENDIX I     Conditions and further terms of the Offers                     24

APPENDIX II    Retained Consideration                                         31
               Part 1 - Retained Consideration and appointment of
                        Depositary                                            32
               Part 2 - Citrix's right of indemnification                     32
               Part 3 - How claims are made by Citrix                         33
               Part 4 - Vendors' Representative                               34
               Part 5 - Limitations on liability                              36

APPENDIX III   Statements                                                     38
               Part 1 - Definitions                                           38
               Part 2 - Statements relating to the business and affairs
                        of APM                                                46

EXHIBIT        Selected financial data of APM for the 3 years ended 31 December
               1995, 31 December 1996 and 31 December 1997

                                    PART I

                                  DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

 ACCEPTORS                  each APM shareholder by whom, or on whose behalf, a
                            Form of Acceptance is executed and shall include those APM shareholders whose APM shares are acquired by virtue of the provisions of the Articles of Association of APM and each APM loan stock holder by whom, or on whose behalf, a Form of Acceptance is executed and each holder of APM share options by whom or on whose behalf, the relevant Offer is accepted;

AGREEMENT AND               the agreement and undertaking dated 8 June 1998
UNDERTAKING                 among the Non-Executive Directors, the Executive
                            Directors and Citrix, short particulars of which are set out on pages 14 and 15 under the heading
                            "Agreement and Undertaking";

APM OR THE COMPANY          APM Limited (Registered No. 2300071)

APM DEFERRED ORDINARY       existing issued and fully paid deferred ordinary
SHARES                      shares of 1 pence each in APM and any further fully
                            paid deferred ordinary shares of 1 pence each unconditionally allotted or issued by APM while the Offers remain open for acceptance;

APM DISCLOSURE              the memorandum dated 15 June 1998 containing
MEMORANDUM                  exceptions to and qualifications of the APM
                            Statements;

APM GROUP                   APM and its subsidiaries;

APM LOAN STOCK              (Pounds)2,000,000 5 per cent. convertible unsecured
                            loan stock due 2007 issued by APM;

APM LOAN STOCK HOLDERS      holders of APM loan stock;

APM ORDINARY SHARES         existing issued and fully paid ordinary shares of 1
                            pence each in APM and any further fully paid ordinary shares of 1 pence each unconditionally allotted or issued by APM while the Offers remain open for acceptance;

APM RESTRICTED SHARES       existing issued and fully paid restricted ordinary
                            shares of 1 pence each in APM and any further fully paid restricted ordinary shares of 1 pence each unconditionally allotted or issued by APM while the Offers remain open for acceptance;

APM SHARE OPTION            the APM Limited Share Option Scheme 1996;
SCHEME

APM SHARE OPTIONS           options granted under the APM Share Option Scheme
                            which subsist and have not lapsed at the date of this document;

APM SHAREHOLDERS            holders of APM ordinary shares, APM restricted
                            shares and APM deferred ordinary shares, as the context may require;

APM SHARES                  APM ordinary shares, APM restricted shares and APM
                            deferred ordinary shares, as the context may require;

APM STATEMENTS              means the statements with respect to the business
                            and affairs of APM as set out in Part 2 of Appendix
                            III of this document;

APM WARRANTS                warrants issued at the election of APM loan stock
                            holders upon conversion of APM loan stock conferring the right to subscribe for APM ordinary shares;

APM WARRANT HOLDERS         holders of APM warrants;

BOARD                       the board of APM

CONSIDERATION               the aggregate of the Initial Consideration and the
                            Retained Consideration;

CITRIX Citrix Systems, Inc. whose principal place of business is at 6400 NW 6th Way, Fort Lauderdale, Florida, USA;

CITRIX SHARES               common stock, par value $.001 per share, of Citrix;

CLOSING                     the closing of the Offers;

CLOSING DATE                the date upon which the Offers become or are closed;

DEPOSITARY                  Taylor Joynson Garrett and Hewitson Becke + Shaw
                            acting as joint depositary under the Depositary
                            Agreement;

DEPOSITARY AGREEMENT        an agreement to be entered into on the Closing Date
                            among Citrix, the Vendors' Representative (as agent for the Acceptors) and the Depositary, for the purposes explained in Appendix II of this document;

EXECUTIVE DIRECTORS         SM Metcalf, AJ Herbert, CJ Phoenix and RJ van der
                            Linden;

FORM OF ACCEPTANCE          the appropriate form of acceptance applicable to
                            each of the Offers as detailed on page 21 under the heading "Procedure for acceptance of the Offers";

INITIAL CONSIDERATION       has the meaning ascribed to it on page 12 under the
                            heading "The Offers";

IRREVOCABLE UNDERTAKING     the undertaking to accept the Offers for APM shares;

LOAN STOCK INSTRUMENTS      the Loan Stock Instruments executed by APM on 20
                            February 1998;

OFFERS the offers by Citrix to acquire the APM ordinary shares, the APM restricted shares, the APM deferred ordinary shares, the APM loan stock, the APM warrants and to make a payment for the surrender of the APM share options contained in this document and any extensions or amendments thereof, and "OFFER" means any one of such offers as the context requires;

NON-EXECUTIVE DIRECTORS     PML Frew and JE Goodman;

RETAINED CONSIDERATION      has the meaning ascribed to it on page 12 under the
                            heading "The Offers";

SIGNING DATE                means 15 June 1998;

STATEMENT RELATED LOSS      has the meaning ascribed to it on page 32 under the
                            heading "Citrix's rights of indemnification";

TAYLOR JOYNSON GARRETT      all references to Taylor Joynson Garrett are to be
                            construed as references to Taylor Joynson Garrett acting as agent of Citrix;

VENDORS' REPRESENTATIVE     SM Metcalf (and his successors) acting as the
                            Vendors' Representative for the purposes set out in
                            Part 4 of Appendix II of this document.

IN THIS DOCUMENT, ALL CONVERSIONS BETWEEN US$ AND (Pounds) STERLING HAVE BEEN MADE AT THE EXCHANGE RATE OF US$1.6407 TO (Pounds)1.00 STERLING BEING THE RATE ON 2 JUNE 1998. PLEASE NOTE THAT CHANGES IN RATES OF EXCHANGE BETWEEN CURRENCIES MAY CAUSE THE VALUE OF AMOUNTS REALISED FROM THE SALE OF INVESTMENTS TO DIMINISH OR TO INCREASE.

                                    PART II

                                  APM LIMITED
       (Registered in England and Wales with registered number 2300071)



S M Metcalf (Chairman)                                           Poseidon House
A J Herbert                                                      Castle Park
C J Phoenix                                                      Cambridge
R J van der Linden                                               CB3 0RD
J E Goodman (Non-executive)                                      United Kingdom
P M L Frew (Non-executive)


                                                                15 June 1998


To the APM shareholders, APM loan stock holders and holders of options under the APM Share Option Scheme



Dear Sir or Madam

RECOMMENDED OFFERS FOR APM

I am pleased to be able to advise you that Citrix and APM announced on 12 June 1998 that agreement has been reached on the terms of recommended offers to be made by Citrix for APM. Full details of the Offers are set out in this document. I am now writing to explain the background to the Offers and the reasons for the recommendation of your Board, as advised by Broadview, that you accept the Offers.

AGREEMENT AND UNDERTAKING

Your Board, on 8 June 1998, entered into an Agreement and Undertaking with Citrix, whereby Citrix has agreed to make the Offers, subject to receiving Irrevocable Undertakings to accept the Offers, when made, from the holders of more than 50 per cent. of the issued APM shares. Such Irrevocable Undertakings have been received.

DETAILS OF THE OFFERS

The Offers, the terms of which are set out in Part III of this document, are being made on the following basis:-

For each APM ordinary share                                  US$2.2902 in cash
For each APM restricted share                                US$2.2902 in cash
For each APM deferred ordinary share                         US$2.2902 in cash
For each (Pounds)1 of APM loan stock                         US$3.5234 in cash
For each (Pounds)1 of accrued interest on
the APM loan stock                                           US$3.5234 in cash
For each APM warrant                                         US$1.2237 in cash
For each APM share option                                    US$2.2738 in cash


In addition, Citrix has agreed to assume certain fees and expenses of the transaction up to US$1.4 million. The Offers value APM at US$38.6 million. Ten per cent. of the Consideration is to be retained for one year to satisfy any claims made by Citrix under its indemnity, details of which can be found in Appendix II of this document.

BACKGROUND TO THE OFFERS

In October 1997 Citrix approached APM to discuss the possibility of a business relationship between the parties. The parties had various discussions about licensing and distribution. In March 1998, it became apparent to the boards of Citrix and APM that a combination of the two companies would enable them to serve customers in the market better. The subsequent discussions between the boards of Citrix and APM have culminated in these recommended Offers.

Citrix is a leader in system software for thin-client/server computing and the boards of Citrix and APM believe that the businesses of Citrix and APM have a strategic and complementary fit, which will allow the enlarged group access to new product markets. The acquisition of APM is intended to provide Citrix with key technologies and products which will enable customers to obtain a broader array of application server technologies.

TIMETABLE

The expected timetable for the Offers is as follows:


3:00 pm on 29 June 1998       Date for return of Form(s) of Acceptance.

30 June 1998                  Closing Date

7 July 1998                   Latest date for wiring of Initial Consideration


PROCEDURE FOR ACCEPTANCE

Your attention is drawn to the section headed "Procedure for Acceptance of the Offers" on pages 21 and 22 of this document and the enclosed Form(s) of Acceptance which set out the procedures for acceptance of the Offers.

In order to accept the Offers, you should complete and return the appropriate Form(s) of Acceptance, together with the relevant documents of title, in accordance with the instructions printed on it/them, so as to be received as soon as possible, but in any event no later than 3:00 pm on 29 June 1998.

COMPULSORY ACQUISITION

The Articles of Association of APM contain provisions which enable the holder or holders of over 50 per cent. of the APM shares to require all APM shareholders to accept a cash offer which is recommended by the Board of APM and endorsed in writing by an appropriate institution. Immediately following such a request, recommendation and endorsement, that offer shall be deemed to have been accepted by all APM shareholders and a director of APM is authorised, by the Articles of Association of APM, to transfer the APM shares to the offeror.

Those who have given Irrevocable Undertakings to accept the Offers have stated that if any APM shareholder has not accepted the Offers by 3:00 pm on 29 June 1998 then immediately prior to Closing they will exercise their rights as described above following which a director of APM will execute Forms of Acceptance regarding those APM shares in respect of which the Offers have not been accepted. Notwithstanding the execution of Forms of Acceptance on behalf of those APM shareholders who have not accepted the Offers, such APM shareholders will not receive their share of the Consideration until their share certificate(s), loan stock certificate(s), share option certificate(s) and/or other documents of title have been received in accordance with the procedure set out under the heading "Procedure for acceptance of the Offers" on pages 21 and 22 of this document.

APM LOAN STOCK

APM loan stock holders should note that this document constitutes formal notice under condition 2.2.1 of Part One of the First Schedule to the Loan Stock Instruments that the anticipated Conversion Date (as defined in the Loan Stock Instruments) is 30 June 1998. However, an APM loan stock holder, if he wishes to accept the Offers, need take no steps to convert his APM loan stock or exercise his APM warrants, but should instead follow the procedure for acceptance of the Offers. Any APM loan stock holder who does not wish to accept the Offers should consider whether he wishes to serve a Conversion Notice (as defined in the Loan Stock Instruments).

RECOMMENDATION

The Board of APM, which has been so advised by Broadview, considers the terms of the Offers to be fair and reasonable. In providing advice to the Board, Broadview has taken account of the commercial assessments of the directors of APM. Your directors unanimously recommend APM shareholders, APM loan stock holders and holders of APM share options to accept the Offers. Your directors have irrevocably undertaken to accept the Offers in respect of their own personal holdings of APM ordinary shares, APM restricted shares, APM deferred ordinary shares, APM loan stock and accrued interest, APM warrants and APM share options representing 24.11 per cent, of APM ordinary shares, 88.53 per cent, of APM restricted shares, 26.50 per cent. of APM deferred ordinary shares, 2.94 per cent. of APM loan stock, accrued interest and APM warrants and 36.01 per cent. of APM share options.

Yours faithfully,

S M METCALF


CHAIRMAN

                                   PART III

                             CITRIX SYSTEMS, INC.



6400 NW 6th Way
Fort Lauderdale
Florida, 33309
United States
                                                                    15 June 1998


To the APM shareholders, APM loan stock holders and holders of APM share options.


Dear Sir or Madam,


RECOMMENDED OFFERS FOR APM

Citrix and APM announced on 12 June 1998 that they have reached agreement on the terms of the Offers to be made by Citrix for APM. This document, contains the Offers by Citrix and should be read in conjunction with the Form(s) of Acceptance.

Citrix has received Irrevocable Undertakings to accept the Offers from APM shareholders holding, in aggregate:

3,445,800 APM ordinary shares representing 38.72 per cent. of the APM ordinary shares currently in issue;

1,560,000 APM restricted shares representing 92.38 per cent. of the APM restricted shares currently in issue; and

1,290,250 APM deferred ordinary shares representing 99.25 per cent. of the APM deferred ordinary shares currently in issue.


THE OFFERS

Offers for APM ordinary shares, APM restricted shares and APM deferred ordinary shares

Citrix hereby offers to acquire, on and subject to the terms and conditions set out in this document and the Form of Acceptance, all the APM shares on the following basis:

     FOR EACH APM ORDINARY SHARE:                        US$2.2902 IN CASH

     FOR EACH APM RESTRICTED SHARE:                      US$2.2902 IN CASH

     FOR EACH APM DEFERRED ORDINARY SHARE:               US$2.2902 IN CASH


Offers for APM loan stock, accrued interest on APM loan stock and APM warrants

The APM loan stock holders are entitled to convert the whole of their APM loan stock and accrued interest on their APM loan stock into APM ordinary shares upon a sale of APM. In addition, they are entitled to acquire APM warrants which confer a right to subscribe for APM ordinary shares. Citrix hereby offers to acquire, on and subject to the terms and conditions set out in this document and the Form of Acceptance, all APM loan stock, the right to interest accrued on the APM loan stock prior to the Closing Date and all APM warrants that would be issued upon a conversion of the APM loan stock on the following basis:

     FOR EACH (Pounds)1.00 OF APM LOAN STOCK:                 US$3.5234 IN CASH

     FOR EACH (Pounds)1.00 OF ACCRUED INTEREST ON THE APM
     LOAN STOCK:                                              US$3.5234 IN CASH

     FOR EACH APM WARRANT:                                    US$1.2237 IN CASH
     (less the purchase price of (Pounds)0.65 (US$1.0665) per APM warrant)

The Offer for APM warrants has been reduced by the purchase price of (Pounds)0.65 (US$1.0665) per APM warrant.

In accordance with the Loan Stock Instruments, any APM loan stock that is not sold pursuant to the Offers or converted prior to the Closing will be redeemed at par, together with accrued interest on such loan stock, immediately following the Closing Date.

Offers for APM share options

The holders of APM share options are entitled to exercise their vested options upon a sale of APM. However, Citrix hereby makes an offer, on and subject to the terms and conditions set out in this document and the Form of Acceptance, to pay to the holders of all APM share options, both vested and unvested, the following amounts, in consideration of the surrender of those APM share options:

     FOR EACH APM SHARE OPTION:                               US$2.2738 IN CASH
     (less the exercise price of (Pounds)0.01 (US$0.0164) per APM share option)

The attention of holders of APM share options is drawn to the sections headed "United Kingdom Taxation" and "United States Taxation". If an Offer for APM share options is accepted the holder will be subject to an income tax charge on the sums paid for the surrender of those APM share options. APM Group will be responsible for accounting to the Inland Revenue or Internal Revenue Service (as the case may be) in respect of that income tax charge on behalf of that holder. Accordingly, Citrix will retain from the amount to be paid for the surrender of APM share options to a holder of APM share options, an amount to cover such liability so that APM Group can be placed in funds to meet its obligations.

THE OFFERS WILL NOT BE INCREASED. ACCEPTANCES OF THE OFFERS SHOULD BE RECEIVED BY NO LATER THAN 3:00PM ON 29 JUNE 1998.

The Offers value APM at US$38.6 million. In addition, Citrix has agreed to assume certain fees and expenses of the transaction up to US$1.4 million.

The APM shares, APM loan stock and APM warrants will be acquired and the APM share options will be surrendered free of all liens, charges, equities, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching thereto at the date of the Offers or thereafter, including the right to all dividends and other distributions hereafter declared, paid or made.

Each Acceptor will receive cash representing 90 per cent. of the Consideration ("Initial Consideration") to which he is entitled following the Closing Date; the balance of 10 per cent. of such entitlement to the Consideration ("Retained Consideration") to which he is entitled will be transferred on his behalf to the Depositary (under the terms of the Depositary Agreement, the principal terms of which are set out in Part 1 of Appendix II of this document), for the purposes described below under the heading "Citrix's right to receive back the Retained Consideration in certain circumstances". All interest accruing on the Retained Consideration will be paid to the Acceptors or Citrix, as the case may be, whenever an amount of the principal is paid.


CITRIX'S RIGHT TO RECEIVE BACK THE RETAINED CONSIDERATION IN CERTAIN
CIRCUMSTANCES

The right of the Acceptors to receive their proportion of the whole or any part of the Retained Consideration is subject to the right of Citrix to receive back that consideration in satisfaction of any valid claim which Citrix may have under the indemnity to be given by each Acceptor to Citrix in accordance with the provisions set out in Part 2 of Appendix II of this document.

These indemnity provisions could apply if certain statements relating to the business and affairs of APM prove not to be true as at 15 June 1998 and/or as at the Closing Date. These APM Statements are set out in Part 2 of Appendix III of this document.

You will note that the APM Statements are expressed to be subject to the APM Disclosure Memorandum which contains exceptions to and qualifications of the APM Statements. Accordingly, Citrix will not be able to make a claim against Acceptors for indemnification under Part 2 of Appendix II of this document if the relevant matter was disclosed to Citrix in the APM Disclosure Memorandum or in the documents which are listed in the schedule to the APM Disclosure Memorandum. The Acceptors' liability is also limited by Part 5 of Appendix II of this document.

You should also note that the Executive Directors have undertaken in the Agreement and Undertaking to inform Citrix until the Closing Date of matters which would have rendered any of the APM Statements which are made as at the Closing Date untrue in any material respect if known on 15 June 1998. In addition, APM will have to deliver a supplement to the APM Disclosure Memorandum on the Closing Date containing further information, if any, which was not disclosed in the APM Disclosure Memorandum and which constitutes exceptions to the APM Statements. If the Offers are closed Citrix may be entitled to make a claim under Part 2 of Appendix II of this document if Citrix can prove that a relevant APM Statement was untrue on 15 June 1998 and/or on the Closing Date or if the matters disclosed to Citrix on an ongoing basis or as contained in the supplement to the APM Disclosure Memorandum show that a relevant APM Statement was untrue on 15 June 1998 and/or on the Closing Date (and in each case the Citrix or the APM Group thereby suffered loss or damage).

Any Retained Consideration which is not needed to satisfy any claims or pending claims of Citrix under the indemnity provisions relating to the APM Statements will be released to Acceptors by the Depositary on the first anniversary of the Closing Date. The rules governing the release of the Retained Consideration under the Depositary Agreement are more fully described in Part 3 of Appendix II of this document.

Acceptors should note that if Citrix were to make a claim or claims under the indemnity this could result in the whole or part (depending on the amount of the claim) of the Retained Consideration being held by the Depositary following the first anniversary of the Closing Date pending resolution of the claim.

SUCCESSFUL CLAIMS BY CITRIX UNDER THE INDEMNITY COULD RESULT IN ALL OF THE RETAINED CONSIDERATION BEING RETURNED TO CITRIX BY THE DEPOSITARY AND THEREFORE NOT BEING DISTRIBUTED TO ACCEPTORS.

To facilitate the handling of the arrangements relating to the Retained Consideration and any claims in relation to the indemnities, Acceptors, by executing the Form(s) of Acceptance, thereby agree to appoint Scott Metcalf, the present chairman of APM, as the Vendors' Representative to act on behalf of the Acceptors. The Vendors' Representative is entitled to obtain funding from the Retained Consideration for (i) reasonable professional fees and expenses and
(ii) certain fees and out of pocket expenses incurred by him. Accordingly, the amount of Retained Consideration will be diminished in the event that the Vendors' Representative requires such funding in order to deal with a claim by Citrix. Full details of the operation of the Depositary Agreement, the functions and powers of the Vendors' Representative and the delivery of the Retained Consideration are set out in Appendix II of this document.

FINANCIAL DATA ON APM

A summary of selected financial data of APM for the three years ended 31 December 1995, 31 December 1996 and 31 December 1997 is attached to this DOCUMENT AS AN EXHIBIT AND INCORPORATED BY REFERENCE HEREIN.

ARRANGEMENTS FOR APM DIRECTORS

Citrix has entered into employment contracts with A J Herbert, C J Phoenix and R J van der Linden, all executive directors of APM, to be effective upon the Closing Date. Citrix has also entered into a 6 month consulting agreement with S M Metcalf, an executive director of APM, to be effective one month after the Closing Date. These employment and consulting agreements provide for the payment of compensation which is substantially the same as current arrangements. The Executive Directors have also agreed with Citrix to certain non-competition and non-solicitation of employees and customers restrictions for a period of two years after the Closing Date with respect to the business of APM as at the Closing Date, and for a period of six months after termination of the employment or consulting arrangements with respect to the business of APM and Citrix as at the date of termination. In addition, A J Herbert and C J Phoenix have agreed with Citrix not to transfer encumber or dispose of certain portions of the Initial Consideration they receive under the Offers for a period of up to 18 months after the Closing Date.

A J Herbert, S M Metcalf, R J van der Linden, J E Goodman and P M L Frew will resign as directors of APM as of the Closing Date and Citrix will appoint J Felcyn, Vice President-Finance and Administration, Chief Financial Officer and Treasurer of Citrix, and M Boisseau, Controller of Citrix, to serve as directors of APM along with C J Phoenix.

REASONS FOR THE OFFERS

Citrix is a leader in system software for thin-client/server computing. APM has developed technical expertise in the secure deployment of Java applications. Citrix is making the Offers to acquire all of the APM shares, APM loan stock and APM warrants and making a payment for surrender of the APM share options as it believes that, from the combination of the two companies' people, technology and products, will emerge a strong, global thin-client server computing group.

Citrix believes that the businesses of Citrix and APM have a strategic and complementary fit which will allow the enlarged group access to new product markets. The acquisition of APM is intended to provide Citrix with key technologies and products that will enable customers to obtain a broader array of application server technologies.

AGREEMENT AND UNDERTAKING

On 8 June 1998, the Non-Executive Directors, the Executive Directors and Citrix entered into the Agreement and Undertaking under the terms of which the Non-Executive Directors and the Executive Directors have given certain undertakings to Citrix in respect of the conduct of the business of APM up to the Closing Date. It is a condition of the Offers that there is no material breach of such undertakings prior to or at the Closing Date. The Agreement and Undertaking also specifies the parties' obligations upon the Offers being declared unconditional.

UNITED KINGDOM TAXATION

THE COMMENTS SET OUT BELOW ARE INTENDED AS A GENERAL GUIDE TO THE CAPITAL GAINS TAX AND, WHERE RELEVANT, INCOME TAX POSITION UNDER CURRENT UNITED KINGDOM LAW AND INLAND REVENUE PRACTICE OF ACCEPTORS WHO ARE RESIDENT OR ORDINARILY RESIDENT IN THE UNITED KINGDOM AND WHO, IN THE CASE OF APM SHAREHOLDERS, HOLD THEIR APM SHARES AS AN INVESTMENT. THE COMMENTS RELATE ONLY TO CERTAIN ASPECTS OF THE TAXATION TREATMENT OF THE OFFERS AND EACH ACCEPTOR IS STRONGLY RECOMMENDED TO CONSULT WITH THEIR INDEPENDENT PROFESSIONAL ADVISERS WITH A VIEW TO CONFIRMING THEIR TAX POSITION IN THE LIGHT OF THEIR OWN INDIVIDUAL CIRCUMSTANCES.

TAXATION OF CAPITAL GAINS

APM shareholders

Liability to United Kingdom taxation in respect of capital gains on acceptance of the Offers, if the Offers become wholly unconditional, will depend upon the individual circumstances of APM shareholders.

APM shareholders will be treated as making a disposal of their shares for the purposes of United Kingdom taxation of capital gains on accepting the Offers for the Consideration. Any capital gain accruing on the disposal will be taxed at the APM shareholder's appropriate marginal rate of tax.

APM loan stock holders

The following comments are made on the assumption that loan stock held by APM loan stock holders does not, and will not, fall to be treated for the purposes of United Kingdom taxation as a relevant discounted security which would, or could, have the effect of requiring a conversion or of the loan stock to be treated as a disposal on income account and as not within the capital gains tax regime.

APM loan stock holders who transfer their APM loan stock to Citrix on accepting the Offers for the Consideration will be treated as making a disposal of the APM loan stock for the purposes of United Kingdom taxation of capital gains. Any capital gain accruing on the disposal will be taxed at the APM loan stock holder's appropriate marginal rate of tax.

APM loan stock holders who elect to convert their loan stock into APM ordinary shares instead of accepting the Offer should not by reason of that conversion be treated as having made a disposal of the APM loan stock for the purposes of United Kingdom taxation of capital gains. However, APM loan stock holders who convert their loan stock into APM ordinary shares will also become entitled to subscribe for additional APM ordinary shares under the APM warrants and should, therefore, seek independent professional advice as to the potential United Kingdom capital gains tax consequences of the issue of these warrants.

APM ordinary shares acquired following conversion of the loan stock, or acquired following subscription for APM ordinary shares under the APM warrants, and which are then transferred to Citrix for the Consideration will be treated as the subject of a disposal for the purposes of United Kingdom taxation of capital gains on the same basis and principles as set out above for existing APM shareholders.

An APM loan stock holder who neither accepts the Offers nor converts his loan stock whose loan stock is redeemed by APM at par, together with payment of accrued interest, will be treated as having made a disposal of the loan stock on its redemption for the purposes of United Kingdom taxation of capital gains but no capital gain should accrue.

INCOME TAX

APM loan stock holders

Interest which has accrued in respect of the APM loan stock and which has not been paid since the date of its issue will be treated as received for income tax or corporation tax purposes by each APM loan stock holder on or before the conversion, transfer or redemption of the relevant loan stock.

APM Share Option Scheme

Holders of APM share options will be liable to an income tax charge, under Schedule E, in respect of the Consideration received or receivable for the surrender of their options. It is expected that any income tax charge arising in respect of the surrender of the options will be required to be accounted for to the Inland Revenue by APM under PAYE on behalf of the option holder following the end of the income tax month in which the release or surrender of the share option occurs.

Although the position is not entirely clear from doubt, it is not expected that the surrender by a holder of APM share options would give rise to a liability to the Class I National Insurance Contribution.

RETAINED CONSIDERATION

Acceptors are likely to be treated as in receipt of taxable income in respect of interest arising as a result of the placing on deposit of the Retained Consideration. Acceptors should seek independent professional advice as to when such interest will be treated as received for United Kingdom income tax or corporation tax purposes and any United Kingdom withholding tax implications on the payment of such interest.

STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

No stamp duty or SDRT should be payable by Acceptors as a result of accepting the Offers.


US TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO UNITED STATES PERSONS

The following is a general discussion of the principal United States federal income tax considerations that may be applicable to (i) APM shareholders who are "United States Persons" (each such APM shareholder, a "US shareholder") who surrender their APM shares for Consideration pursuant to the Offers, (ii) APM loan stock holders who are "United States Persons" who surrender their APM loan stock for Consideration pursuant to the Offers (each such holder a "US APM loan stock holder"), and (iii) holders of APM share options granted under the APM Share Option Scheme who are "United States Persons" and who surrender their APM share options for Consideration pursuant to the Offers (each such holder, a "US option holder"), (US shareholders, US APM loan stock holders and US option holders, collectively, "US holders".) For purposes of this discussion, the term "United States Person" has the meaning set forth in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and includes (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized under the laws of the United States, (iii) any estate (other than a foreign estate within the meaning of Section 7701(a)(31) of the Code) or (iv) any trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not address United States federal income tax considerations that may be relevant to certain APM shareholders, APM loan stock holders or holders of APM share options in light of their particular circumstances (for example, individuals who receive their APM shares in connection with the performance of services, foreign corporations, individuals who are not citizens or residents of the United States for federal income tax purposes, US holders who are dealers in securities, US holders who do not use the cash receipts and disbursements method of accounting or US holders who do not hold their APM shares as capital assets). This discussion also assumes that APM is not, and has never been, (i) a "passive foreign investment company" within the meaning of
Section 1297 of the Code, (ii) a "foreign personal holding company" within the meaning of Section 553 of the Code, or (iii) a "controlled foreign corporation" within the meaning of Section 957 of the Code. Although it has also been assumed that APM is not and has not ever been a "collapsible corporation", the matter is uncertain. If, in fact, APM is or has ever been a "collapsible corporation", then the US federal income tax consequences to US holders may be different than as described in this discussion and income that would have been capital gain may, in fact, be ordinary income. In addition, the following discussion assumes that APM is and has always been properly classified for United States federal income tax purposes as an association taxable as a corporation rather than a partnership, that the APM shares represent equity rather than debt for United States federal income tax purposes, that the APM loan stock represents debt rather than equity for United States federal income tax purposes, that the US APM loan stock holders acquired their

APM loan stock from APM at original issue and that no declaration of accrued and unpaid dividends on the APM shares has been made.

The discussion, insofar as it relates to US option holders, assumes that all of such holders received their options in connection with the performance of services for APM and that such services were performed in the United States. The discussion does not address the foreign earned income provisions of Section 911 of the Code, the foreign tax credit provisions of Subpart A of Part III of Subchapter N of the Code, or any provisions of the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains.

The discussion addresses only the principal United States federal income tax consequences that may be applicable to (i) US shareholders of the surrender of APM shares for Consideration, (ii) US APM loan stock holders of the surrender of APM loan stock for Consideration, and (iii) US option holders of the surrender of APM share options for Consideration, and does not address any tax consequences of other transactions or events (whether or not any such transactions or events are undertaken in connection with such exchange), including but not limited to the tax treatment of indemnification payments, whether pursuant to the Depositary Agreement or otherwise, that may occur in connection with the Offers. Further, no non-US, state or local tax considerations are addressed herein.

The discussion is based upon the provisions of the Code, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling from the United States Internal Revenue Service (the "IRS") has been requested or will be sought, and there can be no assurance that the IRS will take the same view of the tax consequences described below.

THE FOLLOWING IS A GENERAL SUMMARY ONLY AND DOES NOT ADDRESS EVERY SITUATION APPLICABLE TO EACH PARTICULAR US HOLDER. US HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THE OFFERS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-US TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS.

The surrender of APM shares, APM loan stock and APM share options for Consideration pursuant to the Offers will not constitute a reorganisation within the meaning of Section 368(a) of the Code. Instead, the surrender of APM shares, APM loan stock and APM share options for Consideration is intended to be a taxable transaction for United States federal income tax purposes.

US shareholders

Upon the surrender of APM shares for Consideration pursuant to the Offers each US shareholder will recognise capital gain or loss equal to the difference between (i) the Consideration received pursuant to the Offers and (ii) such US shareholder's tax basis in the APM shares surrendered; and depending on the holding period of the APM shares surrendered by such US shareholders, any capital gain recognised on such surrender may be taxable at preferential tax rates. US Shareholders are advised to consult their tax advisers as to the application of such rates.

US APM loan stock holders

Assuming that the APM loan stock constitutes debt rather than equity for US federal income tax purposes and that the US APM loan stock holders acquired their APM loan stock from APM at original issue, the following tax consequences should generally result upon the surrender of APM loan stock for Consideration pursuant to the Offers:

     (a) each APM loan stock holder will recognise ordinary income equal to the amount of interest which is accrued on the APM loan stock as of the date of the exchange; and

     (b) each APM loan stock holder will recognise short-term capital gain or loss equal to the difference between (i) the Consideration received and (ii) such APM loan stock holder's tax basis in his, her or its APM loan stock surrendered plus the amount of interest income recognised by such holder upon surrender of the APM loan stock.

Although Citrix believes that the APM loan stock is more likely to constitute debt rather than equity for US federal income tax purposes, if the APM loan stock were to constitute equity the tax consequences to US APM loan stock holders upon the surrender of APM loan stock for Consideration pursuant to the Offers would be different and could be more favourable

If either (i) a US APM loan stock holder elects to convert such holder's loan stock into APM ordinary shares or (ii) a US APM loan stock holder's loan stock is redeemed by APM, then the US federal income tax consequences to such holder upon such conversion or redemption (as the case may be) may be different than as described above.

US option holders

Upon the receipt of Consideration by a US option holder upon the surrender of such holder's APM share options pursuant to the Offers, a US option holder will recognise ordinary income in the nature of compensation equal to the amount of Consideration received. Such ordinary income will be subject to United States withholding taxes.

In general, any gain or loss recognised by a US holder upon the conversion of Pounds Sterling into United States dollars will be ordinary income or loss.

THE RETAINED CONSIDERATION

With regard to the Retained Consideration, it is not clear whether US shareholders, US APM loan stock holders and US option holders will be treated as having received the Retained Consideration on the closing of the transactions contemplated by the Offers or upon actual distribution of the Retained Consideration to such holders. If the Retained Consideration is treated as having been received by such holders on the closing of the transactions contemplated by the Offers, the entire amount of gain or ordinary income realised by such holder may be included as gross income for the taxable year of such transactions. In the event that such holder loses his, her or its right to receive part or all of the Retained Consideration pursuant to the Offers and the Depositary Agreement, such holder may be entitled to a loss (which in general should have the same character as the gain, loss or ordinary income recognised on the transactions set forth in the Offers), in the taxable year in which it is determined that such holder is not entitled to receive such Retained Consideration. Alternatively, in the case of a US shareholder or a US APM loan stock holder, such holder may be entitled to report gain attributable to the Retained Consideration on the instalment method, unless such holder elects out of such treatment. Under the instalment method, a US shareholder or US APM loan stock holder may be treated as having received the Retained Consideration when such amount is released from the Depositary. Any gain will be recognised in the year (or years) during which the Retained Consideration is released from the Depositary. If and when all or a portion of the Retained Consideration is released from the Depositary, it will be released together with the actual net interest, if any, earned thereon by the Depositary. A US holder will recognise ordinary interest income at the time of such release equal to the amount of such interest received. Citrix expects that the interest actually earned by the Depositary on the Retained Consideration will be sufficient to avoid imputation of interest under the instalment sale rules.

BACKUP WITHHOLDING

Payments made to a US shareholder or a US APM loan stock holder (other than payments which represent accrued interest) pursuant to the surrender of APM shares for Consideration may be subject to United States "backup withholding" tax of 31 per cent. unless such US shareholder or US APM loan stock holder complies with certain identification requirements. Any withheld amounts generally should be allowed as a credit against such holder's United States federal income tax liability if a timely federal income tax return is filed. To avoid backup withholding, each such holder must complete a Form W-9. On that form, such holder must provide his, her or its correct taxpayer identification number and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding.


CONDITIONS OF THE OFFERS

The Offers are subject to a number of conditions imposed by Citrix and these are set out in full in Appendix I of this document. These conditions must be fulfilled or waived by Citrix before the Acceptors will be entitled to receive any Consideration. UNLESS AGREED OTHERWISE BY CITRIX THE FINAL DATE FOR SATISFACTION OR WAIVER OF THESE CONDITIONS IS THE CLOSING DATE.

The principal conditions of the Offers are as follows:-

 .    None of the relevant APM Statements being untrue at the Closing Date such that the circumstances giving rise to the APM Statements being untrue would have a material adverse effect on the APM Group.

 .    There being no material breach by the Executive Directors or the Non-
     Executive Directors of any of their obligations under the Agreement and Undertaking.

EXPECTED TIMETABLE FOR THE OFFERS

3:00 pm on 29 June   Date for return of Form(s) of Acceptance.
1998

30 June 1998         Closing Date

By 7 July 1998       Latest date for wiring of Initial Consideration to
                     Acceptors.

30 June 1999         Final date for claims by Citrix against the Retained
                     Consideration in respect of Statement Related Loss.

PROCEDURE FOR ACCEPTANCE OF THE OFFERS

To accept the Offer for the APM ordinary shares you must complete Boxes 1, 5, 6 and sign Box 4 on the enclosed white Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

To accept the Offer for the APM restricted shares you must complete Boxes 2, 5, 6 and sign Box 4 on the enclosed white Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

To accept the Offer for the APM deferred ordinary shares you must complete Boxes 3 and 5, 6 and sign Box 4 on the enclosed white Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

To accept the Offer for the APM loan stock, accrued interest on the APM loan stock and APM warrants you must complete Boxes 1, 2, 3, 5, 6 and sign Box 4 on the enclosed blue Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

To accept the Offer to surrender the APM share options you must complete Boxes 1, 3, 4 and sign Box 2 on the enclosed yellow Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

Return Form(s) of Acceptance

The completed, signed and witnessed Form(s) of Acceptance together with the share certificate(s), the loan stock certificate(s), share option certificate(s) and/or other document(s) of title, should be returned by post or by hand to Taylor Joynson Garrett, ref SXW/CSI5-4, Carmelite, 50 Victoria Embankment, Blackfriars, London, EC4Y 0DX as soon as possible, but in any event so as to be received not later than 3:00 pm on 29 June 1998. In view of possible postal delays and to ensure arrival of Form(s) of Acceptance before 3:00 pm on 29 June 1998, Acceptors' are urged to return Form(s) of Acceptance and all accompanying documents as early as possible. A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

If you are in any doubt as to the procedure for acceptance, please contact Simon Walker at the above address or on 0171 353 1234.

Certificates not readily available or lost

Even if your share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form(s) of Acceptance should nevertheless be completed, signed and returned to Taylor Joynson Garrett at the above address so as to arrive not later than 3:00 pm on 29 June 1998, together with any share certificate(s), loan stock certificate(s), share option certificate(s), and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s), loan stock certificate(s), share option certificate(s), and/or other document(s) of title. You should then arrange for the relevant share certificate(s), loan stock certificate(s), share option certificate(s), and/or other document(s) of title to be forwarded as soon as possible thereafter.

If you have lost your share certificate(s), loan stock certificate(s), share option certificate(s), and/or other document(s) of title you should then write to Taylor Joynson Garrett, Ref SXW/CSI5-4, Carmelite, 50 Victoria Embankment, Blackfriars, London, EC4Y 0DX, or telephone Simon Walker on 0171 353 1234 for a letter of indemnity for lost share certificate(s), loan stock certificate, share option certificate(s) and/or other document(s) of title which, when completed, should be sent to Taylor Joynson Garrett at their address as shown above.

Validity of acceptances

AN ACCEPTANCE OF THE OFFERS WILL NOT BE VALID UNLESS THE FORM(S) OF ACCEPTANCE CORRECTLY COMPLETED IN ALL RESPECTS, TOGETHER WITH THE RELEVANT SHARE CERTIFICATE(S), LOAN STOCK CERTIFICATE(S), SHARE OPTION CERTIFICATE(S) AND/OR OTHER DOCUMENT(S) OF TITLE, ARE RECEIVED BY 3:00 PM ON 29 JUNE 1998.

Without prejudice to the preceding paragraph and to Appendix I of this document, Citrix reserves the right to treat as valid any acceptance of the Offers which is not entirely in order or which is not accompanied by the relevant share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title. In that event, no payment of Consideration will be made until the relevant share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title or indemnities satisfactory to Citrix have been received.

SETTLEMENT

Within 7 days of the Closing Date or within 14 days after receipt of a valid and completed acceptance, whichever is the later, Citrix will wire to Acceptors the Initial Consideration to which they are entitled together with certificates of entitlement evidencing their ownership of the Retained Consideration, subject to Citrix's rights as set out in this document.

Within 7 days of the Closing Date, Citrix will wire to the Depositary the Retained Consideration. Acceptors will be sent cheques in respect of their entitlement, if any, to the

Retained Consideration, immediately following the first anniversary of the Closing Date or, if later, the resolution of any disputed Citrix claims.

All amounts will be remitted to Acceptors in US dollars and Citrix will not be responsible for any losses arising from fluctuations in the exchange rates. All documents and remittances sent by or to Acceptors or their appointed agents will be sent at such Acceptors' own risk. If the Offers are not closed, the Form(s) of Acceptance, share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title will be returned by post within 14 days of the Offers lapsing or being withdrawn to the person or agent whose name and address is set out in the appropriate Box on the Form(s) of Acceptance or, if none is set out, to the first named Acceptor at his/her registered address.

FURTHER INFORMATION

Your attention is drawn to the additional information contained in the following
Appendices:

APPENDIX I               Conditions and Further Terms of the Offers

APPENDIX II              Retained Consideration and remedy for breach of APM
                         Statements

APPENDIX III             Statements relating to APM



Yours faithfully,

Mark B Templeton


President

                                  APPENDIX I
                  CONDITIONS AND FURTHER TERMS OF THE OFFERS


PART 1 - CONDITIONS OF THE OFFERS

The Offers are subject to the following conditions and each Offer is conditional upon all of the Offers becoming or being declared unconditional in all respects simultaneously:

1. No proceedings challenging the Offers or seeking to prohibit, alter, prevent or materially delay the Closing Date shall have been instituted by any person before any court, arbiter or governmental body, agency or official and be pending.

2. No court, arbiter or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Citrix of the business of APM or its subsidiaries after the Closing Date, and no proceedings challenging the Agreement and Undertaking, the Offers or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Closing Date shall have been instituted by any person before any court, arbiter or governmental body, agency or official or be pending.

3.

          (a) The Executive Directors and the Non-Executive Directors shall have performed, in all material respects, all of their obligations under the Agreement and Undertaking required to be performed on or prior to the Closing Date.

          (b) The APM Statements set out in Part 2 of Appendix III, disregarding all exceptions and qualifications contained therein relating to materiality, and disregarding all references to the Signing Date shall be true on 15 June 1998 and/or as at the Closing Date, as if made at and as at such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect (as agreed between Citrix and the Executive Directors).

          (c) Citrix shall have received a certificate signed by the Executive Directors to the effect set out in sub-paragraphs (a) and (b) of this condition 3.

4. Citrix shall have received all other documents to be provided to it on the Closing Date pursuant to the Agreement and Undertaking.

Citrix reserves the right to waive all or any of the conditions above, in whole or in part.

PART 2 - FURTHER TERMS OF THE OFFERS

Each of the Offers is a separate Offer. The following further terms apply, where the context permits, to each of the Offers. Each of the Offers and any extension thereof is referred to in this Part 2 as the "Offer". Except where the context otherwise requires, references in this Part 2 and in the Form(s) of Acceptance to the Offer becoming unconditional includes references to the Offer being declared unconditional. References in this Part 2 to "APM shareholders" shall be construed as a reference to holders of (i) APM ordinary shares, and/or (ii) APM restricted shares, and/or (iii) APM deferred ordinary shares, and/or (iv) APM loan stock, and/or (v) APM warrants, and/or (vi) APM share options as appropriate, and references to "APM shares" shall be construed as a reference to
(i) APM ordinary shares, and/or (ii) APM restricted shares, and/or (iii) APM deferred ordinary shares, and/or (iv) APM loan stock, and/or (v) APM warrants, and/or (vi) APM share options as appropriate.

1.   ACCEPTANCE PERIOD

          (a) The Offer will remain open for acceptance at least until 3:00 pm on 29 June 1998.

          (b) In the event of the Agreement and Undertaking terminating, Citrix may withdraw the Offers by notice in writing to all APM shareholders.

          (c) Citrix reserves the right to treat as valid, in whole or in part, acceptances of the Offer which are not entirely in order or which are not accompanied by the relevant share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title.

2.   ANNOUNCEMENTS

     In this Appendix, references to the making of an announcement by Citrix shall mean the posting of a letter to APM shareholders and may include the release of an announcement by or on behalf of Citrix to the press.

3.   GENERAL

          (a) The Offer will lapse unless all the conditions have been fulfilled or (if capable of waiver) waived by midnight on 1 August 1998. In the event of the Offer lapsing, the Offer will cease to be capable of further acceptance and Citrix and APM shareholders will cease to be bound by prior acceptances of the Offer.

          (b) If, before the Closing Date, the Offer is referred to the Monopolies and Mergers Commission, the Offer will lapse.

          (c) The expression "Offer Period", when used in this document means, in relation to the Offer, the period commencing on 15 June 1998 and ending on the latest of (i) 3:00 pm on 29 June 1998; (ii) the date on which the Offer lapses; and (iii) the Closing Date.

          (d) Settlement of the consideration to which any APM shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Citrix may otherwise be, or claim to be, entitled as against such shareholder and will be posted within 7 days of the Closing Date or, if later, within 14 days of the date of receipt of a valid and complete Form of Acceptance.

          (e) The Offer is made at 3:00 pm on 15 June 1998 and is capable of acceptance from that time; Forms of Acceptance are available at the offices of Taylor Joynson Garrett at the address stated in this document, from that time. The Offer is being made only by means of this document.

          (f) The terms, instructions, authorities and provisions contained in, or deemed to be incorporated in, the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance.

          (g) The Offer and all acceptances thereof and all elections pursuant thereto and the Form of Acceptance shall be governed by, and construed in accordance with, the laws of England.

          (h) Any accidental omission to despatch this document or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any persons to whom the Offer is made, or should be made, shall not invalidate the Offer in any way.

          (i) If the Offer does not become unconditional in all respects, the Form of Acceptance, share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title will be returned by post within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address is set out in the relevant place on the Form of Acceptance or, if none is set out, to the first-named holder at his/its registered address.

          (j) All powers of attorney and authorities in the terms conferred by, or referred to in, this Appendix or in the Irrevocable Undertaking or in the Form of Acceptance are given to enable the performance of the obligations of the APM shareholder concerned under the Offer and are irrevocable.

          (k) No acknowledgement of receipt of any Form of Acceptance, share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title will be given.

          (l) Citrix reserves the right to treat acceptances of the Offer as valid if received by or on its behalf at any place or places determined by it otherwise than as set out herein or in the Form of Acceptance.

          (m) All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, any APM shareholder will be delivered by, or sent to or from, them (or their designated agents) at their own risk.

          (n) All amounts will be remitted to Acceptors in US dollars and Citrix will not be responsible for any losses arising from fluctuations in the exchanges rates.

          (o) All references in this document and in the Form of Acceptance to 29 June 1998 shall, except where the context otherwise requires, be deemed, if the expiry date of the Offer be extended by Citrix, to refer to the expiry of the Offer as so extended.

PART 3 - FORM OF ACCEPTANCE

Each Acceptor irrevocably undertakes, represents, warrants and agrees to and with Citrix (so as to bind him, his personal representatives, heirs, successors and assignees) to the effect that:

1. the execution of the Form of Acceptance shall constitute acceptance of the Offer by such Acceptor in respect of the number of APM shares, APM loan stock and APM share options, (as the case may be) (the "Securities") inserted or deemed to be inserted in the relevant boxes of the Form of Acceptance, on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and shall be irrevocable;

2. he is entitled to sell the Securities in respect of which the Offer is accepted or deemed to be accepted and that such Securities are sold with full title guarantee free from all liens, charges and encumbrances and, save as otherwise provided herein, together with all rights attaching thereto;

3. the execution of the Irrecovable Undertaking or the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, the irrevocable appointment by such Acceptor of any corporate officer of Citrix and any Executive Director as such Acceptor's attorney and an irrevocable instruction to the attorney to execute all or any form(s) of transfer, surrender and/or other document(s) at the attorney's discretion in relation to the Securities referred to in paragraph 2 above in favour of Citrix or such other person or persons as Citrix may direct, to deliver such form(s) of transfer, surrender and/or other document(s) at the attorney's discretion together with the certificate(s) and/or other document(s) relating to such Securities for registration within six months of the Offer becoming unconditional in all respects and to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to surrender or vest in Citrix or its nominee(s), the Securities as aforesaid provided that the terms of this paragraph (3) shall not apply to any Acceptor who, by virtue of his or its constitution, is expressly prohibited from granting a power of attorney in such terms;

4. the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, an irrevocable authority and request by such Acceptor:

          (a) to APM or its agents, to procure the registration of the transfer or surrender of such Acceptor's Securities pursuant to the Offer and the delivery of the share certificate(s), loan stock certificate(s), share option certificate(s) and/or other document(s) of title in respect thereof, to Citrix or as it may direct;

          (b) to Citrix or their agents or the Depositary to procure the despatch by wire, in the case of the Initial Consideration, and cheque, in the case of the Retained Consideration, of any Consideration to which such Acceptor becomes entitled pursuant to his acceptance of the Offer at the risk of such Acceptor, to the person or agent whose name and address is set out in the relevant box of the Form of Acceptance or, if none is set out, to the first-named holder at his/its registered address;

          (c) to Citrix or its agents to record and act upon any instructions with regard to payments or notices which have been recorded in the records of APM in respect of such Acceptor's holding(s) of Securities;

5. once the Offer becomes unconditional in all respects, Citrix shall be entitled to direct the exercise of any votes and any or all other rights and privileges attaching to any Securities in respect of which the Offer has been accepted or is deemed to have been accepted and the execution of the Form of Acceptance will constitute an authority to APM from such Acceptor to send any notice or other communication which may be required to be sent to him as an APM shareholder, APM loan stock holder or holder of options in APM to Citrix at its principal office and an authority to Citrix or any person appointed by Citrix to sign any consent to short notice of a general meeting on his behalf and/or to execute a form of proxy in respect of such Securities appointing any person determined by Citrix to attend general meetings of APM or its members or any class of them or any of them or its loan stock holders (and any adjournments thereof) and to exercise the votes attaching to or any other rights attaching to such Securities without reference to such Acceptor on his behalf and will also constitute the agreement of such Acceptor not to exercise any of such rights without the consent of Citrix and the irrevocable undertaking of such Acceptor that he will not appoint a proxy himself to attend such general meetings;

6. Citrix shall deliver to the Depositary such Acceptor's Retained Consideration which shall be held by the Depositary on the terms of the Depositary Agreement and on the terms of Appendix II of this document;

7. he grants to Citrix the indemnities set out in Part 2 of Appendix II of this document, subject to the terms of Appendix III of this document and the APM Disclosure Memorandum;

8. he confirms the appointment of Scott Metcalf as the Vendors' Representative to act on behalf of the Acceptors for all of the purposes and in the terms set out in Part 4 of Appendix II of this document (in particular, such Acceptor confirms that the Vendors' Representative is authorised and entitled to deal with any claims made by Citrix in respect of the Retained Consideration under Part 2 of Appendix II of this document, to receive funding therefor and otherwise to act in accordance with the terms of the Depositary Agreement);

9. he will deliver to Taylor Joynson Garrett at the address stated in this document his share certificate(s) and/or loan stock certificate(s) and/or share option certificate(s) and/or other document(s) of title in respect of his Securities or an indemnity acceptable to Citrix, in lieu thereof, by 3:00 pm on 29 June 1998;

10. the conditions and further terms of the Offer and of this Part 3 of this Appendix I shall be deemed to be incorporated in, and to form part of, the Form of Acceptance, which shall be read and construed accordingly;

11. if he accepts the Offer and the Offer becomes unconditional in all respects, such Acceptor shall do all such acts and things as shall be necessary or expedient to surrender or to vest in Citrix or its nominees, the Securities;

12. he agrees to ratify each and every act or thing which may be validly done or effected by Citrix, or by any officer or director of Citrix, in exercise of any of the powers and/or authorities hereunder;

13. if any provision of this Part 3 of this Appendix I shall in any way be unenforceable, invalid or not operate so as to afford Citrix or any corporate officer of Citrix or any Executive Director or the Vendors' Representative the full benefit of the powers and/or authorities expressed to be given herein, he shall, with all practicable speed, do all such acts and execute all such documents as may be required to enable Citrix and/or any corporate officer of Citrix and/or any Executive Director and/or the Vendors' Representative to secure the full benefit of the powers and/or authorities conferred by or referred to in this Part 3;

14. the execution of the Irrevocable Undertaking or the Form of Acceptance constitutes his irrevocable submission, in relation to all matters arising out of the Offers and the Form of Acceptance, to the non-exclusive jurisdiction of the High Court of Justice in England;

15. Hewitson Becke + Shaw, whose address is Shakespeare House, 42 Newmarket Road, Cambridge CB5 8EP, are irrevocably appointed as his agent to accept service of legal proceedings on such Acceptor in connection with all matters arising out of the Offers and such Acceptor agrees that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to Hewitson Becke + Shaw; and

16. Taylor Joynson Garrett are irrevocably appointed as agent to accept service of legal proceedings on Citrix in connection with all matters arising out of the Offers and Citrix agrees that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to Taylor Joynson Garrett.

References in this Part 3 of this Appendix I to an Acceptor shall include references to the person or persons executing a Form of Acceptance on his behalf and in the event of more than one person executing a Form of Acceptance thereof, the provisions of this Part 3 shall apply to those persons jointly and to each of them.

                                  APPENDIX II

                            RETAINED CONSIDERATION

SUMMARY

The following statements summarise the operation of the arrangements for the Retained Consideration. The detailed terms governing the operation of these arrangements and the rights of Citrix to be indemnified out of the Retained Consideration are detailed in Parts 2, 3 and 4 of this Appendix II and in the Depositary Agreement:

1. On the Closing Date, 10 per cent. of the Consideration to which Acceptors would otherwise be entitled will be placed in the custody of the Depositary, as an independent party. The terms under which the Depositary will act in such capacity are set out in a Depositary Agreement. The principal provisions of the Depositary Agreement are set out in Part I of this Appendix II.

2. The Retained Consideration is to be held by the Depositary to provide a pool of money against which Citrix can seek indemnification for the purposes set out in paragraph 3 below.

3. To the extent that Citrix has evidence (or considers that it has evidence) that a relevant APM Statement is untrue on 15 June 1998 and/or as at the Closing Date (as the case may be) and that any such Statement has not been disclosed against in the APM Disclosure Memorandum, it will be entitled to make a claim for the return to it of up to the total amount of the Retained Consideration on the terms of the indemnity arrangements set out in Part 2 of this Appendix II.

4. Citrix is entitled to seek indemnification for all damages, loss, liability and expenses which it incurs or suffers arising out of any such APM Statement being untrue provided and to the extent that the amount of such damages, loss, liability and expenses in the aggregate exceeds US$500,000. Full details of these indemnification provisions are set out in Part 2 of this Appendix II. The provisions relating to how claims must be made are set out in the provisions of Part 3 of this Appendix II. The maximum liability of Acceptors under these provisions will not exceed the total amount of the Retained Consideration plus any interest that has accrued thereon, retained in accordance with Part 1 of this Appendix II.

5. The administration of claims will be dealt with by the Vendors' Representative. The terms under which the Vendors' Representative will act are set out in Part 4 of this Appendix II.

6. No claim for indemnification may be brought by Citrix in relation to the APM Statements after the first anniversary of the Closing Date and Acceptors will receive, following such date, such amount of the Retained Consideration to which they are entitled as are not necessary to meet such indemnification claims or such pending indemnification claims.

PART 1 - RETAINED CONSIDERATION AND APPOINTMENT OF DEPOSITARY

The following is a summary of the terms of the Depositary Agreement:

1. Within 7 days of the Closing Date, Citrix will wire to the Depositary the amount of the Retained Consideration which will be, in aggregate, 10 per cent. of the Consideration. The Retained Consideration will be held in a US$ denominated account in the joint names of the Depositary who will hold such Retained Consideration for the benefit of Acceptors on the terms of the Depositary Agreement.

2. The Depositary has agreed to act on the basis that Citrix shall be responsible for the Depositary's professional fees and reasonable out-of-pocket expenses.

3. If any amount of the Retained Consideration is paid to Citrix it shall be paid, together with an appropriate proportion of the interest accrued thereon to the date of such payment. If any amount of the Retained Consideration is paid to the Acceptors it shall be paid, together with an appropriate proportion of the interest accrued thereon to the date of such payment. The Retained Consideration shall be invested by the Depositary in accordance with agreed instructions given to it, from time to time, by Citrix and the Vendors' Representative.

PART 2 - CITRIX'S RIGHTS OF INDEMNIFICATION

Subject to the provisions of Part 5 of this Appendix, each Acceptor agrees to indemnify Citrix against, and agrees to hold it harmless from, any and all damage, loss, liability and expenses (including, without limitation, reasonable legal fees and expenses in connection with any action, suit or proceeding) ("Statement Related Loss") incurred or suffered by Citrix or the APM Group arising out of any of the APM Statements being untrue (determined after taking into account exceptions in the APM Disclosure Memorandum) on 15 June 1998 and/or as at the Closing Date (as the case may be), provided that:

1. such Acceptor shall only be liable under this Part 2 of this Appendix II to the extent that the aggregate amount of Statement Related Loss with respect to all matters referred to in this Part 2 of this Appendix (determined without regard to any qualification relating to materiality or Material Adverse Effect (as defined in Part 1 of Appendix III) contained in any of the APM Statements (other than claims arising from paragraph 24 of Part 2 of Appendix III) giving rise to the claim for indemnity hereunder) exceeds US$500,000 and then only in respect of such excess;

2. each such Acceptor shall only be so liable in respect of any claim or claims arising from paragraph 24 of Part 2 of Appendix III to the extent that the aggregate amount of Statement Related Loss relating thereto exceeds US$400,000 and then only in respect of such excess;

3. no liability shall arise under this Part 2 of this Appendix II in respect of any individual claim which does not exceed US$5,000;

4. such Acceptor shall be liable only to the extent of his Pro Rata Share (as defined below) of such Statement Related Loss; and

5. such Acceptor's maximum liability under this Part 2 of this Appendix II shall not exceed the amount of Retained Consideration plus interest which has accrued thereon held by the Depositary on behalf of such Acceptor.

"PRO RATA SHARE" means in respect of an Acceptor, a fraction, the numerator of which is the total amount of Retained Consideration held by the Depositary in respect of such Acceptor pursuant to the Offers at the time the claim is made by Citrix and the denominator of which is the aggregate amount of Retained Consideration held by the Depositary in respect of all Acceptors pursuant to the Offers after all of the Consideration (including the Retained Consideration) has been paid.

PART 3 - HOW CLAIMS ARE MADE BY CITRIX

The Depositary Agreement contains the following provisions for dealing with claims for indemnification which Citrix may make pursuant to the terms of Part 2 of this Appendix II. It should be noted that the following provisions in this
Part 3 are only a summary of the terms of the Depositary Agreement and, to the extent that a conflict arises, the Depositary Agreement will prevail:

1.   SUBMISSION OF CLAIMS

     If Citrix has a claim pursuant to Part 2 of this Appendix II for which it seeks indemnification, Citrix will deliver a written notice thereof to (i) the Depositary and (ii) the Vendors' Representative. Such notice will include a description of the facts upon which such claim is based (so far as then known to Citrix) and the amount of such claim with respect thereto (the "Notice of Claim"). No Notice of Claim requesting satisfaction of Statement Related Loss may be submitted if any of the provisos listed in
     Part 2 of this Appendix II applies to exclude the liability of the Acceptors. If Citrix has not received a written notice of objection ("Notice of Objection") to the Notice of Claim from the Vendors' Representative within 20 business days of receipt of the same, Citrix may deliver a notice to the Depositary instructing the Depositary to transfer to Citrix the amount of Retained Consideration equal to the amount of the Statement Related Loss described in the relevant Notice of Claim. No Notice of Claim may be served by Citrix in respect of Statement Related Loss after the first anniversary of the Closing Date.

2.   DISPUTED CLAIMS

     If a timely Notice of Objection in respect of Statement Related Loss is submitted by Citrix and Citrix and the Vendors' Representative are unable to settle the claim within 20 business days of the date of the Notice of Objection, in whole or in part, then Citrix may raise proceedings in the High Court of Justice in England which shall have non-exclusive jurisdiction in respect of any such claim. If such proceedings are not commenced within 16 months of the Closing Date, such claim will lapse.

3.   SATISFACTION OF INDEMNIFICATION PAYMENTS

     Citrix's rights to indemnification are to be satisfied by the transfer to it of an amount of Retained Consideration equal to the relevant Statement Related Loss.

4.   PROFESSIONAL FEES AND OUT-OF-POCKET EXPENSES OF THE VENDORS' REPRESENTATIVE

     The Vendors' Representative shall be entitled to require the Depositary to make a payment to him from the Retained Consideration to fund professional fees and expenses (including any fees arising as a result of the indemnity referred to in paragraph 3 of Part 5 of this Appendix II) and the Vendors' Representative of (pound)500 for each day (reduced pro rata for part days) spent on dealing with any claims submitted by Citrix, together with out-of-pocket expenses incurred or to be incurred by the Vendors' Representative in connection with the operation of this Appendix II and the Depositary Agreement.

5.   RELEASE OF RETAINED CONSIDERATION

     Acceptors will receive, following the first anniversary of the Closing Date, such amount of Retained Consideration and interest to which they are entitled as are not necessary to meet indemnification claims or pending indemnification claims in respect of Statement Related Loss.

PART 4 - VENDORS' REPRESENTATIVE

1. Such of the APM shareholders (hereinafter together the "Majority APM shareholders" or individually a "Majority APM shareholder") as hold a majority of the APM shares on the Closing Date shall be entitled, from time to time, to appoint such person as they shall in their sole discretion decide (and to remove such person) as the Vendors' Representative, for the purposes set out in this Part 4 of this Appendix II, by notice in writing to Citrix signed by or on behalf of the Majority APM shareholders.

2.   Each Acceptor Irrevocably Agrees:

          (a) that he grants the Vendors' Representative full power and authority on behalf of such Acceptor to (i) dispute or refrain from disputing any claim made by Citrix in respect of the Retained Consideration under the indemnity provisions set out in
               Part 2 of this Appendix II and the Depositary Agreement; (ii) remedy or seek to remedy the circumstances giving rise to any Statement Related Loss; (iii) negotiate and compromise any such claim; (iv) engage lawyers, attorneys, accountants, other professional advisers and agents; (v) execute any settlement agreement, release or other document with respect to such claim; and (vi) to perform all other duties and obligations and to exercise all rights with respect to any of the foregoing as are set out in the Depositary Agreement;

          (b) that he grants the Vendors' Representative full power and authority on behalf of such Acceptor to give such instructions and to take such action or refrain from taking such action as the Vendors' Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate, the transactions contemplated by this Part 4 of this Appendix II;

          (c) Citrix shall be entitled to rely on any and all action taken by the Vendors' Representative evidenced by a document appearing to be signed by the Vendors' Representative without any liability to, or obligation to inquire of, any Acceptors;

          (d) a notice, validly delivered to the Vendors' Representative, of the intimation of a claim in respect of Citrix's rights to be indemnified under Part 2 of this Appendix II, shall be sufficient notice and Citrix shall not be required to give notice of such claim to such Acceptor;

          (e) the authority of the Vendors' Representative hereunder shall be effective until the date upon which no Retained Consideration is held by the Depositary;

          (f) the Vendors' Representative shall be entitled to communicate the receipt by him of any claim from Citrix under Part 3 of this Appendix II to Acceptors by placing an advertisement to this effect in one national daily newspaper in the United Kingdom; and

          (g) in carrying out his functions hereunder, the Vendors' Representative shall be entitled to exercise his discretion and shall not be obliged to consult with such Acceptor provided that if the Vendors' Representative elects to consult with such Acceptor such consultation shall not in any way affect the right of the Vendors' Representative to exercise his discretion as aforesaid and the acts of the Vendors' Representative shall in all circumstances bind such Acceptor.

3. Any claim, action, suit or other proceeding, to enforce any right, benefit or remedy granted to Citrix under Part 2 of this Appendix II may be asserted, brought, prosecuted, or maintained by Citrix against the Acceptors by service of process on the Vendors' Representative and without the necessity of serving process on, or otherwise joining or naming, any other party as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by the appointment of the Vendors' Representative, the Acceptors shall be bound by any determination in favour of or against the Vendors' Representative or the terms of any settlement or release to which the Vendors' Representative shall become a party.

4. The Vendors' Representative shall not be liable to any Acceptor with respect to any act or omission taken or omitted to be taken by the Vendors' Representative pursuant to this Part 4 of this Appendix II, except to the extent that the relevant loss results from such Vendors' Representative's gross negligence or wilful misconduct.

PART 5- LIMITATIONS ON ACCEPTORS' LIABILITY

The liability of each Acceptor under, arising out of, or in connection with the indemnification rights of Citrix set out in Part 2 of this Appendix II shall be limited in each of the following respects:

1.   Citrix shall have no rights under Part 2 of this Appendix II:

          (a) to the extent of any Statement Related Loss in respect of which Citrix and/or APM is entitled to make a claim under any policy of insurance;

          (b) to the extent that such liability would not have arisen but for an act or omission before Closing Date by Citrix or by APM in accordance with Citrix's directions;

          (c) to the extent that such liability would not have arisen but for a voluntary act or failure to act, omission or transaction on the part of Citrix and/or any APM Group company after the Closing Date, otherwise than in the ordinary course of business of APM Group;

          (d) in respect of any state of affairs which has arisen after 15 June 1998 and shall have rendered any APM Statement untrue as at the Closing Date, to the extent that Citrix shall have consented in writing to the bringing about of such state of affairs pursuant to clause 3 of the Agreement and Undertaking;

          (e) to the extent that such liability would not have arisen but for any alteration or enactment made after the Closing Date of any Act of Parliament or Statutory Instrument or any change or interpretation of any law following the Closing Date or any change in administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of taxation or alteration in methods of applying or calculating taxation or any imposition of taxation not in effect at the Closing Date or any change in accounting or taxation policy or practice of Citrix or APM, including the method of submission of taxation returns introduced or having effect after the Closing Date.

2. Nothing in this Offer document shall be construed as a warranty by the Acceptors concerning the application to the Offers of the merger control provisions of the Fair Trading Act 1973, Council Regulation 4064/89 (as amended by Council Regulation (EC) No. 1310/97) or the merger control laws of any other jurisdiction, or concerning any government licence, authorisation, consent, approval or requirement thereunder.

3. Citrix shall provide the Vendors' Representative and his professional advisers with all such information and reasonable assistance as may be reasonably requested by them, including reasonable access to all relevant books, records, documents and other information and personnel as shall be reasonably required for the purpose of evaluating what action to take in respect of such matter. If such matter in question is in connection with a claim made by, or a liability of, a third party, Citrix shall take, and shall cause APM or a member of the APM Group to take, such action as the Vendors' Representative may reasonably request to avoid, dispute, resist, appeal, compromise or defend the relevant claim or liability (including giving the Vendors' Representative the conduct of any proceedings or negotiations with third parties and employing professional advisers of its own choice), provided that the Vendors' Representative shall have first agreed that the Retained Consideration shall be used to indemnify and to free and relieve and hold harmless Citrix and, if appropriate, APM or a member of the APM Group from and against any Statement Related Loss, cost, expenses or liability reasonably incurred by Citrix and/or APM or a member of the APM Group as a result of such action being taken.

                                 APPENDIX III

DISCLAIMER

The APM Statements relating to the APM Group set out in Part 2 of this Appendix III are made or given for the sole purpose of providing the rights and remedies to Citrix specified in Appendix II in the event that any of the APM Statements prove to be untrue at 15 June 1998 and/or at the Closing Date. The APM Statements set out in Part 2 of this Appendix III are not made or given to any person other than Citrix.

Neither APM nor any of its subsidiaries nor any of their respective directors or employees accepts any responsibility of any kind whatsoever whether in contract or to make restitution or under any statute to any person whatsoever, including without prejudice to the foregoing generality, any person who is or who may in future be a shareholder in APM, in respect of the APM Statements set out in Part 2 of this Appendix III save to the extent provided in Appendix II.


                                    PART I
                        DEFINITIONS AND INTERPRETATION

In this Appendix III:


1.   DEFINITIONS

     "ACCOUNTING REQUIREMENTS" means the accounting requirements of the Companies Act, SSAPs, FRSs, abstracts of the Urgent Issues Task Force, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practices in the United Kingdom;

     "ACCOUNTS" means the consolidated audited accounts of APM for the financial period ended on the Account Date including the auditors' and directors' reports, the audited profit and loss account, the balance sheet and the notes thereto;

     "AFFILIATE" means, in respect of any person:

     (a) any person connected with such person (and "connected with" bears the meaning set out in section 839 of ICTA); and/or

     (b) any company under the control of such person (and "control" bears the meaning set out in section 840 of ICTA); and/or

     (c) any associated company of such person (and "associated company" bears the meaning set out in section 416 of ICTA);

     "ACCOUNTS DATE" means 31 December, 1997;

     "AGREEMENT AND UNDERTAKING" means the agreement and undertaking dated June 1998 among the Non-Executive, the Executive Directors and Citrix;

     "APM'S CONFIDENTIAL INFORMATION" means all technical, commercial and other confidential information and techniques relating to the Business and the Software including (without prejudice to the generality of the foregoing) the Source Code and the Supporting Material;

     "APM DISCLOSURE MEMORANDUM" means the disclosure memorandum relating to APM including any document annexed thereto, as set out in Exhibit 6 to the Agreement and Undertaking;

     "APM'S IPRS" means APM's non-Product IPRs and APM's Product IPRs;

     "APM'S NON-PRODUCT IPRS" means all Intellectual Property Rights owned by or licensed to APM as a result of its entering into the Research Contracts and the Consultancy Contracts or its performance of obligations or exercise of rights under them;

     "APM'S PRODUCT IPRS" means all Intellectual Property Rights owned by or licensed to APM other than APM's non-Product IPRs;

     "BUSINESS" means the business of research and consulting in advanced information technology systems and software, diversifying into the commercial production of software designed to provide protection in internet/intranet environment;

     "BUSINESS DAY" means any day other than a Saturday, Sunday or any day which is a public holiday in England;

     "CAA" means the Capital Allowances Act 1990;

     "CLOSING" means the closing of the sale and purchase of the APM shares;

     "CLOSING DATE" means the date of the Closing;

     "COMPANIES ACT" means the Companies Act 1985;

     "CONSULTANCY CONTRACTS" means the contracts between APM and other entities contained in Section 3 of Part B of the Schedule to the APM Disclosure Memorandum;

     "COMPUTER SYSTEM" means the computer system, including all its equipment, hardware, firmware, software and accessories, used in the Business;

     "CURRENT DATE" means for any computer system at any given time when that system is operating, the date which that computer takes to be, and uses as, the current date at that particular time;

     "CUSTOMER CONTRACTS" means all VAR Agreements and all outward licence, maintenance, technical support and other agreements relating to the Software or any other Products to which APM is a party, and pursuant to which no software is licensed other than in object code form only and on a non-exclusive basis;

     "CUSTOMERS" means the licensees of the Software or any other customers of APM including but not limited to those listed in the APM Disclosure Memorandum;

     "ENCUMBRANCE" means any mortgage, charge, security interest, lien, pledge, hypothecation, assignment by way of security, equity, claim, right of pre-emption, option, charge, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected, other than liens arising by operation of law);

     "ENVIRONMENTAL LAWS" means all laws of the United Kingdom, United States and elsewhere relating to pollution or the protection of the environment, or to health and safety matters (including laws relating to workers and public health and safety, to emissions, discharges or threatened releases of Hazardous Materials into the environment and to the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Materials) and all bye-laws, codes, regulations, directives, decisions, decrees, demands or demand letters, injunctions, notices, orders, plans or recommendations, issued, promulgated or approved thereunder or in connection therewith;

     "EXECUTIVE DIRECTORS" means SM Metcalf, AJ Herbert, CJ Phoenix and RJ van der Linden;

     "FINANCIAL YEAR" shall be construed in accordance with section 223 of the Companies Act;

     "FRSs" means the financial reporting standards established by the Accounting Standards Board Limited;

     "HAZARDOUS MATERIALS" means wastes, pollutants, contaminants, petroleum, petroleum products, dangerous, hazardous or toxic substances and materials (including liquids, solids, gases, ions and noise and substances) which may be harmful to human health or other life or the environment or a nuisance to any person or which may make the use or ownership of any affected land or property more costly or onerous;

     "ICTA" means the Income and Corporation Taxes Act 1988;

     "IHTA" means the Inheritance Tax Act 1984;

     "INTELLECTUAL PROPERTY RIGHTS" means all patents, copyright, rights in relation to databases, design right, registered designs, Trade Marks, know-how, rights in trade secrets, confidential information and all other intellectual property rights throughout the world for the full term of the rights concerned (including but not limited to the rights specifically identified in the APM Disclosure Memorandum) and including:

          (a) all registrations and pending registrations relating to any such rights and the benefit of any pending applications for any such registrations;

          (b)  all reversions, extensions and renewals of any such rights; and

          (c) all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements);

     "KNOW-HOW" means all technical, commercial and other information experience, knowledge, skill, know-how and techniques owned by APM including (without prejudice to the generality thereof) drawings, formulae, test reports, operating and testing procedures, practices, instruction manuals, tables of operating conditions, lists and particulars of customers, marketing methods and procedures and advertising material other than those materials which are clearly intended for the benefit of the public domain;

     "MANAGEMENT ACCOUNTS" means the management accounts of APM comprising the profit and loss account and balance sheet for the period from the Accounts Date to the Management Accounts Date;

     "MANAGEMENT ACCOUNTS DATE" means 31 May 1998;

     "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, financial condition, results of operation or (to the knowledge of the Executive Directors), prospects of APM and its Subsidiaries taken as a whole.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, financial condition, results of operations, or prospects of APM and its Subsidiaries taken as a whole.

     "MILLENNIUM-COMPLIANT" means, in relation to any computer software, that neither its performance nor its functionality is adversely affected by dates prior to, during or after the year 2000, and in particular:

          (a) no value for Current Date will cause any interruption in operation of the Software;

          (b) no value for any date element in any data used as input by the Software will cause any interruption in the operation of the software, which will either correctly interpret the date element (where it is a valid date) or else detect and report it as an invalid date and continue processing accordingly;

          (c) date-based functionality shall behave consistently for dates prior to, during and after the year 2000 and produce correct results in accordance with the Software's specifications;

          (d) in all interfaces and data storage, the century in any date will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

          (e)  the Year 2000 will be recognised as a leap year;

     "NON-DISCLOSURE AGREEMENTS" means the contracts between APM and other entities (i) contained in Section 6 of Part B of the Schedule to the APM Disclosure Memorandum, or (ii) not so contained but in substantially the form of APM's standard non-disclosure agreement repeatedly appearing in that Section;

     "PRODUCTS" means products of APM, including any which comprise any software or materials within part (a) of the definition of Supporting Materials;

     "PROPERTIES" means:

          (a) first and second floor offices and Poseidon Place (otherwise known as Block B), Castle Park, Cambridge as more particularly described in and denoted by two sub underleases (of first and second floors respectively) both dated 2 March 1998 made between SAIC Limited (1) and APM (2); and

          (b) property leased to APM at 4410 El Camino Real, Los Altos, California;

     "RESEARCH CONTRACTS" means the contracts between APM and other entities contained in Section 1 Part B of the Schedule to the APM Disclosure Memorandum;

     "SIGNING DATE" means 15 June 1998;

     "SOFTWARE" means all computer software described and detailed in the Software Statement including (even if not so listed) (i) any related utilities and interfaces, and (ii) on-line help software, and also including all other versions of any of the foregoing, but excluding any Third Party Software;

     "SOFTWARE STATEMENT" means the document titled 'Statement of Product Derivation and Ownership' listed as document 1 in Section 8 of Part B of the Schedule to the APM Disclosure Memorandum, together with any Appendices to it which are referenced in it and also appear in that Section 8;

     "SOURCE CODE" means the source code versions of the Software, together with all manuals and materials necessary to maintain and update the Software (and in machine-recordable form);

     "SSAPs" means the statements of standard accounting practice adopted by the Accounting Standards Board Limited;

     "SUBSIDIARY" means a subsidiary company as defined in section 736 of the Companies Act;

     "SUPPLIER" means any supplier (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of APM in connection with the Business with whom APM has traded during the twelve months immediately prior to Closing Date;

     "SUPPORTING MATERIAL" means:

          (a) all functional and technical design documentation, programmer documentation and all other documents (in electronic, hard copy or any other format) relating to design or workings of the Software, and including without limitation:

               (i) all documentation of the overall architectural design of the Software;

               (ii) all descriptions of the design of each module contained in all Software;

               (iii) all descriptions of the data models used in both memory and on disk for all Software;

               (iv) all materials describing the relation between any software and any Third Party Software (including "shareware") embedded in or bundled with it;

          (b) all information relating to the support and maintenance of the Software, including details of all bugs known to the Executive Directors in the Software or any of it and any work to correct any such bugs;

          (c) all other software, manuals, text, documents, designs, artwork, photographs, information and other material devised or used by the Business in relation to the Software (but not including the Third Party Software); and

          (d) all designs, drafts, documents and other works underlying any of the items listed at (a) to (d) above and including all items specifically listed in the Software Statement;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "TAXATION" means all forms of taxation, charges, duties, imposts, levies and rates whenever imposed and whether of the United Kingdom, the United States, or elsewhere and whether chargeable directly or primarily against or attributable directly or primarily to APM or to any other person, including without limitation income tax, withholding taxes, corporation tax, state income and franchise tax, municipal tax, user fees, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, federal or state sales taxes, customs duties, excise duties, community charges, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, together with any interest, penalty or fine in connection therewith;

     "THIRD PARTY AGREEMENTS" means the agreements for the use, maintenance or other dealing by APM with Third Party Software or any third party Intellectual Property Rights as listed in the APM Disclosure Memorandum;

     "THIRD PARTY SOFTWARE" means all computer programs and software owned by persons other than APM and identified as so owned either in the Software Statement or in Section 4 of Part B of the Schedule to the APM Disclosure Memorandum;

     "TRADEMARKS" means registered or unregistered trademarks, service marks and applications therefor and all other business names, brand names, devices, logos, get up and signs (and whether or not registered or applied for) together with all goodwill associated with or symbolised by any of the foregoing;

     "USER MANUALS" means the user manuals relating to the Software;

     "VAR AGREEMENT" means the value added reseller agreements contained in
     Section 2 of Part B of the Schedule to the APM Disclosure Memorandum;

     "VAT" means value added tax;

     "VATA" means the Value Added Tax Act 1994.

2.   KNOWLEDGE OF THE EXECUTIVE DIRECTORS

     Where any of the Statements is qualified by the expression "so far as the Executive Directors are aware" or any similar expression, each of the Executive Directors shall be deemed to have the awareness of each of the other Executive Directors and to have the awareness that would be attributed to a competent and reasonable director in the relevant circumstances.

3.   DIGITIVITY, INC.

     Each of the APM Statements shall be deemed to be repeated in respect of Digitivity, Inc. save insofar as they are qualified by disclosures in the APM Disclosure Memorandum.

                                     PART 2
          STATEMENTS RELATING TO THE BUSINESS AND AFFAIRS OF THE APM GROUP


                                  PART A - APM
1.   CONSTITUTION

     1.1 APM is a private company limited by shares duly incorporated and validly existing under the laws of England and has all corporate powers and all governmental licenses, authorisations, consents and approvals required to carry on its business as now conducted. A true, complete and accurate copy of the memorandum and articles of association of APM and the resolutions required to be filed with the Registrar of Companies (save where already reflected in the such memorandum and articles) are annexed to the APM Disclosure Memorandum. Such documents contain full details of the rights and restrictions attached to the share capital of APM, and all such resolutions have been properly passed as resolutions of APM.

     1.2 The register of members and statutory books of APM contain complete, true and accurate records of the members of APM and all the other information which they are required to contain under the Companies Act and are fully, properly and accurately drawn up to the date of this agreement and comply with all the requirements of the Companies Act and all returns, particulars, resolutions and other documents required to be delivered by APM to the Registrar of Companies have been duly delivered within the required time limits and no fines or penalties are outstanding or known to be due.

     1.3 At the Signing Date APM has not received any notice of any application or intended application for the rectification of its register of members.

     1.4 The only directors of APM are the persons whose names are listed in the APM Disclosure Memorandum and APM has no alternate or shadow directors.

     1.5 APM has not provided any financial assistance within section 151 of the Companies Act or otherwise directly or indirectly for the purchase or the proposed purchase of its shares.

     1.6       APM has not purchased or redeemed any of its own shares.

     1.7 APM has no assets outside the United Kingdom nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement) outside the United Kingdom.

     1.8 Other than Subsidiaries, APM has no shares or other securities in any other company and no interest in any other business and has not agreed to acquire any such shares, securities or interest.

2.   SUBSIDIARIES

     (a) Each Subsidiary is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorisations, consents and approvals required to carry on its business as now conducted. The Subsidiaries of APM and their respective jurisdictions of incorporation are: ANSA Limited and Digitivity Limited, each of which is incorporated under the laws of England and Wales and Digitivity, Inc., which is incorporated under the laws of Delaware. True and complete copies of the organisational documents for each of the Subsidiaries are annexed to the APM Disclosure Memorandum.

     (b) All of the issued shares of, or other ownership interests in, each Subsidiary, are owned by APM, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares or other ownership interests). There are no (i) outstanding securities of APM or any Subsidiary convertible into or exchangeable for shares or other voting securities or ownership interests in any Subsidiary or
               (ii) outstanding options or other rights to acquire from APM or to require any Subsidiary to issue, any shares, voting securities or ownership interests in, or any securities convertible into or exchangeable for any shares, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of APM or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities.

     (c) Neither ANSA Limited nor Digitivity Limited has any assets, liabilities nor has ever traded.

3.   CONSENTS

     No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which APM is a party or by which it is bound is required or necessary for the execution, delivery and performance of the Agreement and Undertaking or the consummation of the transactions contemplated by the Agreement and Undertaking.

4.   NON-CONTRAVENTION

     The consummation of the transactions contemplated by the Agreement and Undertaking does not and will not (i) contravene the memorandum and articles of association of APM, (ii) contravene or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to APM, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of APM or give rise to any right on the part of any person to withdraw any benefit to which APM is entitled under any provision of any agreement, contract or other instrument binding upon APM or any permit held by APM or (iv) result in the creation or imposition of any Encumbrance on any asset of APM.

5.   SHARES

     5.1 Details of APM's share capital at the Signing Date are accurately set out in the APM Disclosure Memorandum. All issued shares of APM have been duly authorised and validly issued and are fully paid. No right to acquire shares in APM will be granted by APM after the Signing Date.

     5.2 Details of share options granted by APM prior to the Signing Date are accurately set out in the APM Disclosure Memorandum. No share options will be granted by APM after the Signing Date.

     5.3 Except as set forth in the APM Disclosure Memorandum, there are no (i) issued shares, loan capital or other interests giving a right to participate in the distribution of the assets or revenues ("Relevant Interests") of APM, (ii) outstanding securities of APM convertible into or exchangeable for shares, loan capital or Relevant Interests of APM or (iii) outstanding options or other rights to subscribe for any shares, loan capital or Relevant Interests of APM (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in the APM Disclosure Memorandum, there are no outstanding obligations of APM, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

6.   THE ACCOUNTS

     6.1 A true, complete and accurate copy of the Accounts is annexed to the APM Disclosure Memorandum.

     6.2 The Accounts and the audited accounts of APM for each of the three years immediately preceding its financial period ended on the Accounts Date were prepared under the historical cost convention and complied with and were prepared in accordance with all applicable Accounting Requirements.

     6.3       In accordance with applicable Accounting Requirements the
               Accounts:

          (a) give a true and fair view of the assets and liabilities of APM as at the Accounts Date and of its profits or losses for the financial period ended on the Accounts Date;

          (b)       fully disclose all the assets of APM as at the Accounts
                    Date;

          (c) make proper provision for, reserve for or disclose, as appropriate, all liabilities, whether actual, contingent, unquantified or disputed, all capital commitments, whether actual or contingent, and all bad or doubtful debts of APM as at the Accounts Date; and

          (d) make proper provision for or reserve for deferred Taxation payable.

     6.4 The bases and policies of accounting, adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited accounts of APM in respect of the three immediately preceding financial periods.


7.   THE MANAGEMENT ACCOUNTS

     7.1 A true, complete and accurate copy of the Management Accounts which have been extracted from the books of APM is annexed to the APM Disclosure Memorandum.

     7.2 The Management Accounts disclose with reasonable accuracy the state of affairs and of the assets and liabilities of APM as at the Management Accounts Date and in accordance the Accounting Requirements on a basis registered with the Accounts make proper provision for, reserve for or disclose, as appropriate, all liabilities, whether actual, contingent, unquantified or disputed, all capital commitments, whether actual or contingent, and all debts considered to be bad or doubtful as at the Management Accounts Date.

     7.3 No changes have occurred between the Accounts Date and the Management Accounts Date in the assets and liabilities shown or included in the Accounts other than as shown in the Management Accounts.

     7.4 No changes in accounting policies or practices have been made in the preparation of Management Accounts compared with the Accounts, and in particular the basis of depreciation adopted in the Management Accounts is the same as that adopted in the Accounts and in the audited accounts of APM for the three immediately preceding financial periods.

8.   EXCEPTIONAL ITEMS

     The profits or losses of APM for the accounting period ended on the Accounts Date as shown in the Accounts and in the audited accounts for three immediately preceding financial periods (and for the period between the Accounts Date and the Management Accounts Date as shown by the Management Accounts) and the trend of profits or losses thereby shown have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting policies or practices, by the inclusion of non-recurring items of income or expenditure, by transactions of an abnormal or an unusual nature or which have been entered into otherwise than on normal commercial terms.

9.   POSITION SINCE THE ACCOUNTS DATE

     In the period between the Accounts Date and the Management Accounts Date:

     9.1 no dividend or other distribution (within the meaning of that expression as contained in section 209 or 210 or 418 of ICTA) has been declared, paid or made by APM and no such dividend or distribution will be declared, paid or made prior to the Closing Date;

     9.2 APM has carried on its business in the ordinary and usual course without any interruption in its nature, scope or manner and so as to maintain the same as a going concern;

     9.3 APM has not written off or provided against any debts, no debt has been released by APM on terms that the debtor pays less than the book value of its debt, and no debt owing to APM has proved to any extent to be irrecoverable and none of the aforesaid shall be done prior to the Closing Date save as expressly agreed with Citrix;

     9.4 APM has not entered into any contract involving expenditure on capital account or the purchase of any capital equipment or other items of a capital nature and none of the aforesaid shall be done prior to the Closing Date save as expressly agreed with Citrix;

     9.5 the profits or losses of APM have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or which have been entered into otherwise than on normal commercial terms;

     9.6 the business of APM has not been materially or adversely affected by the loss of any customer which in either of the two financial periods immediately preceding the Accounts Date accounted for 5 per cent or more of the turnover of APM;

     9.7 there has been no material adverse change in the financial position or trading prospects or turnover of APM and no event, fact or matter has occurred or so far as the Executive Directors are aware is likely to occur which will or is in the reasonable opinion of the Executive Directors likely to give rise to any such change;

     9.8 no contract or commitment (whether in respect of capital expenditure or otherwise) has been entered into by APM on terms which will allow for less than full recovery of costs, overheads and profit or which is of a long term or unusual nature, or which involves or could involve an obligation of a material nature or magnitude; and for this purpose a long term contract or commitment is one which will not be performed in accordance with its terms within three months after the date it was entered into or undertaken or which is incapable of termination by APM on three months' notice or less;

     9.9 APM has not acquired or disposed of or agreed to acquire or dispose of any business or any asset or assumed or acquired any liability (including any contingent liability) or made any payment otherwise than in the ordinary course of business and at arm's length;

     9.10 APM has not disposed of or agreed to dispose of any asset for a consideration payable by instalments where any instalment remains unpaid;

     9.11 all cash and payments of any kind received by APM have been credited to its accounts with its bankers and will be so credited until the Closing Date;

     9.12 APM has paid its creditors in accordance with the same policy as that adopted throughout the financial period ended on the Accounts Date and will continue to do so until the Closing Date save as expressly agreed with Citrix;

     9.13 none of the assets of APM has been diminished by the wrongful act of any person;

     9.14 no share or loan capital or any other security giving rise to a right over the capital of APM has been created, allotted or issued or agreed to be issued or placed under any option, and APM has not redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions or made any capitalisation of reserves;

     9.15 there has not been any material change in the level of borrowing or in the working capital requirements of APM and in addition APM has not entered into any agreements or arrangements which are likely to cause a material increase in the level of borrowing or in the working capital requirements of APM;

     9.16 there has not been any unusual increase or decrease in the work in progress of APM;

     9.17      no provision in the accounting records has been released.

10.  ACCOUNTING AND OTHER RECORDS

     10.1 All the accounts, books, ledgers and financial and other records of whatsoever kind of APM (including all invoices) have been properly kept in accordance with sections 221 and 222 of the Companies Act and are in the possession of APM or under its control, and all transactions relating to its business have been duly and correctly recorded therein.

     10.2 APM has none of its records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of APM.

11.  INDEBTEDNESS

     11.1 APM has not incurred any indebtedness in the nature of borrowings which it has not repaid in full or satisfied.

     11.2 The amounts borrowed by APM do not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other deed or document binding upon APM and APM has not incurred any indebtedness except indebtedness arising in the ordinary course of business.

     11.3 APM has not received notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing on the part of APM which is repayable on demand, and there has not occurred any event of default under any agreement relating to any other borrowing or indebtedness in the nature of borrowing on the part of APM or any event which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event of default or entitle any person to require repayment of the same prior to the full term of the borrowing or indebtedness in the nature of borrowing.

     11.4 APM has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it.

     11.5 APM has not entered into any debt factoring, discounting or inventory finance arrangement or engaged in financing of a type which would not require to be shown or reflected in the Accounts, had such arrangement or financing been entered into prior to the Accounts Date.

     11.6 APM has not entered into or agreed to enter into any performance or other bonds and no such bonds have been given by any other person on behalf of APM or in relation to any of its obligations.

     11.7 There is not at the Signing Date, except for the registered charges full details of which are set out in the APM Disclosure Memorandum, any Encumbrance of any nature (including a conditional obligation) on or affecting the assets or property or any part of the assets or property of APM nor any debenture whether secured or otherwise or floating charge.

     11.8 All charges by or in favour of APM have been registered in accordance with the provisions of the Companies Act or comply with all necessary formalities as to registration or otherwise in any other relevant jurisdiction; and the registered particulars of all charges over any assets of APM are complete and accurate in all respects.

12.  DEBTS/UNPAID LIABILITIES

     12.1 No part of the sum shown in the Management Accounts, in respect of debtors is represented by debts which were then more than 30 days overdue for payment and not provided for therein.

     12.2 None of the debts owed to APM at the Signing Date is subject to any counterclaim or set-off; and for the avoidance of doubt a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

     12.3 APM is not owed any sums other than debts incurred in the ordinary course of trading.

     12.4 APM does not have any unpaid liability where the relevant bill or account was received more than 30 days prior to the Signing Date.

13.  NO UNDISCLOSED MATERIAL LIABILITIES

     At the Signing Date there are no material liabilities of Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and to the knowledge of the Executive Directors, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

     (a) liabilities disclosed or provided for in the Management Accounts as of the Management Accounts Date; and

     (b) liabilities incurred in the ordinary course of business consistent with its past practice since the Management Accounts Date.

14.  ASSETS

     14.1 All vehicles and office furniture and equipment and other assets used by APM are its property both legally and beneficially and APM has a good and marketable title thereto and none is the subject of any Encumbrance.

     14.2 All of the tangible assets owned and/or used by APM at the Signing Date (including all equipment, furniture, fixtures and vehicles) are, subject to normal wear and tear, at the Signing Date in good repair and over the period of time during which they will be written down to a nil value in the accounts of APM they are capable of being efficiently and properly used in connection with the business of APM.

     14.3 The asset register of APM at the Signing Date comprises a complete and accurate record of all the vehicles, equipment, furniture and other assets owned or possessed by APM.

     14.4 As at the Signing Date APM has not entered into any leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement and it will not do so between the Signing Date and the Closing Date.

     14.5 As at the Signing Date APM is not in default in the performance or observance of any of the provisions of any agreement or arrangement of a type described in paragraph 14.4 full details of which are disclosed in the APM Disclosure Memorandum.

15.  BUSINESS NAMES

     15.1 APM does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name and does not own or use any trade name or business name other than ANSA, Digitivity, APM and Object Lab.

16.  EMPLOYEES AND CONSULTANTS

     16.1 Full particulars of the identity, job title and position, dates of commencement of employment and/or appointment to office, age, notice period, salary, benefits, restrictive covenants, confidentiality obligations and all other terms and conditions of employment or engagement of each director, consultant or employee of APM as at the Signing Date are fully and accurately set out in the APM Disclosure Memorandum and no variation in such terms and conditions of employment or engagement will be made by APM between the Signing Date and the Closing Date.

     16.2 At the Signing Date there are no outstanding offers of employment or engagement made to any person by APM and there is no one who has accepted an offer of employment or engagement made by APM but who has not yet taken up that employment or engagement. No such offers of employment or engagement will be made by APM between the Signing Date and the Closing Date.

     16.3 All service and employment agreements entered into by APM and in force at the Signing Date may be terminated by not more than six months' notice and without payment of compensation or damages other than any payments arising under statute or payment for wrongful dismissal. All consultancy agreements entered into by APM prior to the Signing Date may be terminated by not more than three months' notice without giving rise to any claim for damages or compensation. At the Signing Date there are no fixed term employment contracts of any nature.

     16.4      At the Signing Date no director, employee or consultant of APM:

               (a) has given or received notice terminating his employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this agreement to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation; or

               (b) is currently on sick leave which (as at the Signing Date) has been continuing for more than 14 consecutive days; or

               (c)  is currently on maternity leave.

     16.5 There are no outstanding arrears of salary, wages, holiday pay or other remuneration due to any of APM's directors, consultants or employees.

     16.6      Since the Accounts Date:

               (a) no change has been made in the rate or basis of remuneration, fee or the pension or other benefits paid to or provided for any director, consultant or employee of APM;

               (b) no change has been made in any other terms of employment or engagement of any such director, consultant or employee.

     16.7 APM has not entered into any agreement or given any assurance (whether legally binding or not) or created any expectation regarding any future variation in any contract of employment or consultancy agreement in respect of any of its directors, employees or consultants or any agreement imposing an obligation on APM or any expectation on the part of any director, employee or consultant to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of any of its directors, employees or consultants at any future date.

     16.8 The APM Disclosure Memorandum contains full details of each of the following which at the Signing Date or at any time within the 18 months immediately preceding the Signing Date been operated by APM or which APM is under any obligation (whether or not legally binding) to provide at any future date:

               (a) any scheme or arrangement whereby directors or employees and/or former directors or employees and/or their relevant relatives or dependants may acquire shares of any class in APM or option over or in respect of any such shares;

               (b) any employee trust under which employees and/or former employees and/or their relatives or dependants are the beneficiaries or are entitled to receive any benefits.

               (c) any cash bonus scheme or other employee incentive arrangements not involving the issue of shares;

               (d) any arrangement by which any commission or remuneration of any kind payable or due to any director or employee or any former director or employee which may be calculated by reference in whole or in part to the turnover, profits or sales of APM.

     16.9 In relation to any share schemes referred to in the APM Disclosure Memorandum:

               (a) all documents governing such share schemes have been annexed to the APM Disclosure Memorandum;

               (b) such share schemes have at all times been operating in accordance with their governing rules or terms and all applicable laws;

               (c) all documents relating to such share schemes which are required to be filed with any regulatory authority have been so filed, and all regulatory requirements relating to such share schemes have been complied with in full;

               (d) all tax clearances and/or approvals necessary or desirable to obtain favourable tax treatment for the operator of such share schemes and/or the participants therein have been obtained and have not been withdrawn, and no act or omission has occurred which has or would prejudice any such tax clearance and/or approval; and

               (e) no employee, former employee or relative or dependent or other participants in any of such share schemes has made any claim against APM in respect thereof.

     16.10 APM has no outstanding undischarged liability to pay any governmental or regulatory authority in any jurisdiction any taxation, contribution or other impost arising in connection with the employment or engagement by APM of employees, directors or consultants other than in the United Kingdom Pay As You Earn and National Insurance Contributions and in the United States federal and state withholding and other payroll related taxes and Medicare in respect of employees as directors and VAT in respect of consultants registered for VAT.

     16.11 APM has not entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union, association of trade unions, works council, staff association or other organisation or body of employees, nor has APM done any act which might be construed as recognition, nor has APM in respect of any employee entered into any agreement with any trade union or other employee body representing employees concerning the introduction of new equipment or technology.

     16.12 At the Signing Date APM is not involved in any industrial or trade dispute or any dispute or negotiation regarding a claim or the dismissal, suspension, disciplining or varying of the terms and conditions of employment of any present or former employee, staff association or other organisation or body of employees, and there are no facts known, or which on reasonable enquiry would be known, to the Executive Directors which might indicate that there may be any such dispute or negotiation.

     16.13 At the Signing Date no disciplinary action, whether formal or informal, has been taken against and no grievance or complaint of sex, race or disability discrimination, whether formal or informal, has been raised by any employee or former employee in the twelve months ending on the Signing Date.

     16.14 At the Signing Date the Executive Directors are not aware of any facts or matters affecting any of the employees of APM which might reasonably be considered grounds for dismissing such employee or for warning such employee that the continuation of any conduct, behaviour or performance might lead to dismissal and no warning (whether formal or informal) has been given to any employee and no notice of termination of employment has been given to or received from any such employee.

     16.15 At the Signing Date no past or present director, employee or consultant has any claim against APM for loss of office or arising out of the termination of his office or employment or in respect of any accident or injury which is not fully covered by insurance and at the Signing Date there is no event which would or might give rise to any such claim.

     16.16 At the Signing Date no liability has been or may be incurred by APM for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the actual or proposed termination or variation of any contract of employment or for services or arising from the sale of the APM shares in accordance with this document.

     16.17     No gratuitous payment has been made or promised by APM:

               (a)  in respect of or contingent upon the sale of the APM shares;
                    or

               (b) in connection with the actual or proposed termination or suspension of employment or engagement or variation of any contract of employment or engagement of any present or former director, consultant or employee.

     16.18 At the Signing Date all monies paid or goods or services provided directly or indirectly or made available (whether by way of the provision of a credit card or otherwise howsoever) by APM whether as principal or surety to any of its directors or employees whether in respect of emoluments of employment or reimbursement or otherwise howsoever have been expenditure properly incurred by APM so as to be deductible in computing its taxable profits and have been declared to the Inland Revenue.

     16.19 There is no person previously employed by APM who now has or may have a right to return to his work or a right to be reinstated by APM under the provisions of the Employment Rights Act 1996.

     16.20 APM is not under any present, future or contingent liability to provide any goods, services, accommodation or benefit whatsoever (whether by way of remuneration or otherwise) to any of its employees or former employees.

     16.21 APM does not have outstanding any loans or quasi loans (as defined in the Companies Act) or entered into any credit transaction (as so defined) with any of its directors or employees.

     16.22 All directors or employees of APM who require a work permit will have such a permit in force at Closing and such permit will remain in force for at least three months following Closing.

     16.23 APM has in relation to each of its directors and employees (and so far as relevant to each of its former directors and employees) complied with all obligations imposed on it by the Equal Pay Act 1970, Article 119 of the Treaty of Rome, the Trade Union and Labour Relations (Consolidation) Act 1992, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995 and the Trade Union Reform and Rights Act 1993, the Employment Rights Act 1996 and all other statutes, regulations, codes of conduct and practices relevant to the relations between APM and its directors and employees and APM has maintained adequate and suitable records regarding their service.

     16.24 Within the period of one year preceding the Signing Date APM has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has APM failed to comply with any duty to inform and consult any independent trade union or employee representatives under such Regulations.

17.  TRANSACTIONS WITH APM SHAREHOLDERS' AFFILIATES

     17.1      There are no:

               (a) loans made by APM to any of the APM shareholders and/or to any director of APM and/or to any Affiliate of any of the APM shareholders or of any such director;

               (b) debts owing to APM by any of the APM shareholders and/or any director of APM and/or by any Affiliate of any of the APM shareholders or of any such director.

     17.2 There are no mortgages, charges, guarantees or other security arrangements entered into by APM in respect of any loans, debts or other obligations of any of the APM shareholders and/or any director of APM and/or of any Affiliate of the APM shareholders or of any such director.

     17.3 There are no existing contracts, transactions or arrangements to which APM is a party or under which it may be liable and in which any of the APM shareholders and/or any director of APM and/or any Affiliate of any APM shareholder and/or any Affiliate of any director is interested whether directly or indirectly, and APM has not been a party to any such contracts, transactions or arrangements during the three years preceding the Signing Date.

     17.4 None of the APM shareholders nor any Affiliate of any APM shareholder nor any director of APM is at the Signing Date either individually or with any other person or persons engaged or concerned or interested in any way whatsoever (and whether by a holding of shares (other than holdings of not more than 5 per cent. of the issued share capital of a company quoted on a stock exchange) or otherwise) in any other business of a similar nature to or competitive with that carried on by APM.

     17.5 The APM Disclosure Memorandum sets out full details of any formal or informal arrangements with any of the APM shareholders' Affiliates and copies of any agreements (whether or not legally binding) relating thereto in force or to come into force between APM and either of the APM shareholders and/or any Affiliate of a APM shareholder.

     17.6 Save in relation to services provided to APM pursuant to a APM shareholder's employment contract with APM, APM does not depend in any material respect upon the use of any property, right or asset owned by, or facilities or services provided by any APM shareholder or any Affiliate of a APM shareholder.

18.  MATERIAL CONTRACTS

     18.1 There is not outstanding any agreement or arrangement to which APM is a party:

               (a)  which was entered into otherwise than at arm's length; or

               (b) which establishes any guarantee, indemnity, suretyship, comfort arrangement (whether or not legally binding) given by APM in respect of the obligations or solvency of any third party; or

               (c) which establishes any joint venture, cooperation agreement or arrangement, consortium or profit (or loss) sharing agreement or arrangement; or

               (d) which involves future capital expenditure by APM in excess of (pound)50,000; or

               (e) which, by virtue of the acquisition of the APM shares by the Citrix will or may result in: (i) any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or

                    (ii) APM being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or (iii) a liability or obligation of APM being created or increased; or

               (f) which will result in APM becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the APM shares by the Citrix; or

               (g) to which any of the provisions of section 317, 320 or 330 of the Companies Act apply; or

               (h) pursuant to which APM has sold or otherwise disposed of any company, business or undertaking in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Accounts; or

               (i) which is a power of attorney given by APM or any other authority other than authority given to a director of APM which would enable any person to enter into any contract or commitment on behalf of APM; or

               (j) which is an unusual or abnormal contract having regard to the nature, scope and extent of APM's business or the manner in which it has been carried on in the two years ended on the Management Accounts Date; or

               (k) which has more than three months left to run and is not capable of being terminated by three months' notice or less without payment of compensation or damages; or

               (l) which is of a loss-making nature (that is, considered to be likely to result in a loss on Closing of performance) or which cannot readily be fulfilled or performed by APM on time and without undue or unusual expenditure of money or effort; or

               (m) restricting the freedom of APM to provide and take goods and services by such means and from and to such persons as it may from time to time think fit; or

               (n) which is a sole or purchase option or similar agreement or arrangement affecting any assets owned or used by APM.

     18.2 Each agreement, contract, lease, scheme, arrangement and commitment described in the APM Disclosure Memorandum or required to be disclosed pursuant to paragraph 18.1 to which APM is a party is a valid and binding agreement of APM and at the Signing Date is in full force and effect, and at

               Signing Date neither APM nor, to the knowledge of the Executive Directors, any other party thereto is in default in any material respect under the terms of any agreement, contract, lease, arrangement or commitment.

     18.3 Full disclosure is made in the APM Disclosure Memorandum of any negotiations or offers or the like at the Signing Date which are capable or likely to result in APM entering into any agreement or arrangement of a kind described in paragraph 18.1.

     18.4 APM has not assigned or sublet any of its rights under and at the Signing Date is not in default under agreement or arrangement of a kind described in paragraph 18.1 to which it is a party and there are no circumstances at the Signing Date likely to give rise to any such default, and no other party thereto is in default of any such agreement or arrangement and there are no circumstances expected to give rise to any such default.

     18.5 No agreement or transaction to which APM is a party is invalid or ultra vires and at the Signing Date there are no grounds for rescission, breach, avoidance or repudiation of any agreement or other transaction to which APM is a party.

     18.6 No party with whom APM has entered into any agreement or arrangement is at the Signing Date in default thereunder, being a default which would have a Material Adverse Effect on the financial or trading position or prospects of APM; and, so far as the Executive Directors are aware there are no circumstances which are likely to give rise to any default.

19.  BUSINESS

     19.1      So far as the Executive Directors are aware at the Signing Date:

               (a) no customer or client of APM has ceased or has indicated an intention to cease trading or dealing with APM or is expected by the Executive Directors to do so;

               (b) no director, consultant or employee will leave the employment or engagement of APM as a result of the Citrix acquiring APM.

     19.2 At the Signing Date no disclosure has been made by APM of any of its financial or trade secrets (save to Citrix and save in the ordinary course of business after having secured the confidential nature of any such disclosure) and no such disclosure will be authorised by APM prior to Closing.

20.  INSOLVENCY

     20.1 No order has been made, petition presented, resolution passed or meeting convened for the winding up of APM or for an administration order in respect of APM; no receiver, receiver and manager, administrative receiver or liquidator has been appointed of the business or the whole or any part of the assets or undertaking of APM; and there are no circumstances likely to give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator.

     20.2 There are no unfulfilled or unsatisfied judgments or court orders outstanding against APM or by which it may be affected.

     20.3 No distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of the whole or any part of the property, assets or undertaking of APM.

     20.4 No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by APM to crystallise or any charge created by it to become enforceable, nor has any crystallisation occurred or is any such enforcement in process.

     20.5 In relation to any property or assets held by APM under any hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a third party, at the Signing Date no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerned or to terminate the agreement or any licence in respect thereof.

     20.6 APM has not stopped payment nor is it insolvent or unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986.

     20.7 Prior to the Signing Date APM has not been a party to any transaction with any third party which in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986.

     20.8 No person who at present is, or who at any time within the three years prior to the Signing Date was, a director or officer of APM is, or at any material time was, subject to any disqualification order under the Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

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21.  REGULATORY MATTERS

     21.1 APM has been granted and there are now in force and effect all necessary approvals, permits, authorities, consents and licences for the carrying on of its business in the places and in the manner in which such business is now carried on.

     21.2 The approvals, permits, authorities, consents and licences referred to in paragraph 21.1 are not subject to any unusual or onerous conditions and APM has complied with all conditions attached to such approvals, permits, authorities, consents and licences. There are no investigations, proceedings, enquiries, communications or other circumstances which indicate that any such approvals, permits, authorities, consents and licences may be revoked, cancelled, suspended, modified or not renewed.

     21.3 APM has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all applicable laws and regulations (whether in the United Kingdom or any other jurisdiction).

     21.4 No outstanding notices in relation to any statutory obligation have been served on APM in respect of any of its assets or in respect of any contravention or non-compliance with or alleged contravention or non-compliance with any obligation or otherwise.

     21.5 APM is not a party to any agreement, arrangement or concerted practice and is not carrying on any practice which in whole or in part:

               (a) is or requires to be registered under the Restrictive Trade Practices Act 1976;

               (b) contravenes Articles 85 or 86 of the Treaty of Rome or which has been notified to the European Commission for a negative clearance or exemption or which ought to have been so notified;

               (c) contravenes or is invalidated by the provisions of the Resale Prices Act 1976;

               (d) constitutes an anti-competitive practice as defined in the Competition Act 1980;

               (e)  contravenes the Fair Trading Act 1973; or

               (f) contravenes or is invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction where APM has any assets or carries on business.

     21.6 APM has not been a party to any acquisition, merger or joint venture which was or was required to be notified to the European Commission under Council Regulation 4064/89 (as amended by Council Regulation (EC) No. 1310/97) or which qualified for investigation, or in respect of which merger clearance was sought, under the Fair Trading Act 1973.

     21.7 There is not in existence any practice of APM which is or has been under investigation by or on behalf of the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities or any authority having jurisdiction in anti-trust, monopoly, competition or consumer protection matters. APM has not received any process, notice or communication (formal or informal) by or on behalf of the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities or any authority having jurisdiction in anti-trust, monopoly, competition or consumer protection matters in relation to any aspect of the business of APM or any agreement or arrangement to which it is or is alleged to be a party, and no circumstances exist which may might give rise to APM receiving any such process, notice or communication.

     21.8 There have not been and are not at the Signing Date pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental or administrative or other body in respect of any of the affairs of APM.

     21.9 APM has not paid any commission or made any payment whether to secure business or otherwise to any person, firm or company which in the hands of such person, firm or company would in accordance with the relevant law be regarded as illegal or improper.

     21.10 No director, officer, agent, employee or other person acting on behalf of APM has been party to the use of any assets of APM for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political or other activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of APM, or to the making of any unlawful payment.

     21.11 All statements and declarations made to H.M. Customs & Excise or any other customs authority, including all import declarations, made by or on behalf of APM have been true complete and accurate.

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22.  LITIGATION

     22.1 APM is not a party (whether as plaintiff or defendant or otherwise) to any claim, litigation, arbitration, prosecution or other legal or quasi legal proceedings or enquiry and has not been engaged in any such claim, proceedings or enquiry during the three years prior to the Signing Date and so far as the Executive Directors are aware there are no claims or actions (whether criminal or civil) pending or threatened or anticipated by or against APM or any of its directors, employees or consultants in relation to APM or its business or in respect whereof APM is liable to indemnify any party concerned or may be vicariously liable.

     22.2 So far as the Executive Directors are aware, there are no investigations, disciplinary proceedings or other facts or circumstances likely to lead to any claim, action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration involving APM.

23.  INSURANCE

     23.1 APM and its assets are insured against such risks and in such sums as are disclosed in the APM Disclosure Memorandum. All premiums due in respect of such insurances have been fully paid; and the next renewal date for each of such insurances is a date at least 30 days after the date of Closing. All such insurances are currently in full force and effect, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium; and none of such insurances is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for companies similar to APM.

     23.2 No claim is outstanding at the Signing Date or at the Signing Date is likely to be made under any of such insurances and no circumstances exist which are likely to give rise to any such claim.

     23.3 So far as the Executive Directors are aware, there are no claims which are likely to be brought against APM by an employee, a workman or any other third party, in respect of any accident or injury occurring before Closing, which are not fully covered by insurance.

24.  ENVIRONMENTAL, HEALTH AND SAFETY CONSIDERATIONS

     24.1 APM has complied with all Environmental Laws relating to it, and in particular has obtained and complied with the terms and conditions of all permits, licences and other authorisations, and has filed all notifications, which are required under any Environmental Laws.

     24.2 APM does not have, and has never had, on, in or under its land and property any Hazardous Materials, and APM has not manufactured, sold or supplied any Hazardous Materials or any products which are, or were, or will or are likely to become, Hazardous Materials or contaminated or which do not comply with all Environmental Laws.

     24.3 None of the Properties or any other properties at any time owned or occupied by APM has been at any time used for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, recycling, release, discharge, refining or dumping or disposal of any Hazardous Materials.

     24.4 No Hazardous Materials have been transported to, from or across any of the Properties or any other property at any time owned or occupied by APM or have been deposited, stored or located on, under, in or at any of the Properties or any such other property during the period of occupation by APM of any of the Properties or any other party.

     24.5 APM has not illegally managed or allowed to escape from its control or transferred to an unauthorised person any controlled waste as defined in the Environmental Protection Act 1990.

     24.6 No notices have been received concerning the disposal, storage, deposit, treatment, recycling or transportation of controlled waste at any time on the Properties or on any other property at any time owned or occupied by APM or concerning the terms or conditions of any authorisation, licence or permission relating to any such controlled waste and as far as the Executive Directors are aware there are no circumstances which may give rise to the service of any such notice.

     24.7 No disposal licence, site licence or waste management licence granted or required to be granted under the Control of Pollution Act 1974 or the Environmental Protection Act 1990 is required in relation to any of the Properties and (if granted) no such licence has been revoked or suspended or is likely to be revoked or suspended.

     24.8 There is no civil, criminal or administrative action, claim, investigation or other proceeding, suit or prosecution pending or threatened against APM or any of its directors, officers or employees under or relating to any Environmental Laws whether in relation to the Properties or otherwise, and there are no circumstances existing which may lead to any such action, claim, investigation, proceeding, suit or prosecution.

     24.9 There are no circumstances which prevent or interfere with the full compliance by APM with all Environmental Laws in relation to the Properties.

     24.10 There is no liability (actual or contingent) in relation to any of the Properties or any other property at any time owned or occupied by APM which would give rise to any liability to make good, repair, reinstate or clean up.

     24.11 There is no liability (actual or contingent) in relation to any of the Properties or any other property at any time owned or occupied by APM which could give rise to any liability to re-dispose or reprocess any waste or to remedy any effects of a disposal, spillage or leak or any emission of any waste or Hazardous Materials.

25.  PENSIONS

     25.1   Subject to paragraph 25.3, there are no:

            (a) agreements or arrangements for the provision by APM of any retirement or other benefit (including any pension, annuity, lump sum, gratuity or other like benefit to be given on retirement or in anticipation of retirement on or after retirement in connection with past service, or to be given on or in anticipation of or in connection with any change in the nature of the service of the person in question) for any director, officer or any employee or former director, officer or employee of APM or for any dependants of any such person; or

            (b) any informal or ex-gratia pension arrangements, customs or practices (whether or not legally enforceable) or schemes involving APM.

     25.2 No proposal has been announced by APM to establish any pension agreement or arrangement and pending Closing no such agreements or arrangements shall be entered into or established nor will any proposal to establish such an arrangement be announced.

     25.3 The 401(k) Plan disclosed in the APM Disclosure Memorandum which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal revenue Code. APM has furnished to Citrix a copy of the most recent Internal Revenue Service opinion, notification, advisory or determination letter, as applicable, with respect to such 401(k) Plan. Such 401(k) Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue

            Code, which are applicable to such plan. All contributions and payments accrued under the 401(k) Plan determined in accordance with prior funding and accrual practices will be discharged and paid on or prior to the Closing Date. There has been no amendment to, written interpretation of or announcement (whether or not written) by APM relating to, or change in employee participation or coverage under such 401(k) Plan that would increase materially the expense of maintaining such 401(k) Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

26.  FINDERS' FEES

     Except for BVA Associates Limited, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorised to act on behalf of APM who might be entitled to any finder's fee or commission from Citrix, APM or any of their respective Affiliates upon consummation of the transactions contemplated by the Offers.

27.  OFFER DOCUMENT

     With respect to information supplied by or on behalf of APM contained in this document, such information shall not at the time of delivery to shareholders of APM contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading.

                        PART B - INTELLECTUAL PROPERTY


1.   INTELLECTUAL PROPERTY RIGHTS

     As to: (i) warranties 1.1 to 1.6 inclusive in so far as they relate to APM's Product IPRs; and (ii) warranties 1.11 and 1.12; except as directly disclosed:

     1.1   All of APM's IPRs are:

           (a) directly or indirectly identified or referred to in the APM Disclosure Memorandum;

           (b) (only in relation to (i) patent rights and applications therefor and (ii) defects, in such of APM's IPRs as are licensed to it, arising out of defects in the relevant licensor's title and ability to grant licenses, so far as the Executive Directors are aware) valid and subsisting; and

           (c) (only in relation to (i) patent rights and applications therefor and (ii) defects, in such of APM's IPRs as are licensed to it, arising out of defects in the relevant licensor's title and ability to grant licenses, so far as the Executive Directors are aware) there is no impediment or restriction on their use by APM in the Business (both as currently conducted and including any planned, anticipated, or reasonably foreseeable extension or change to that business).

     1.2   APM's IPRs are:

           (a) so far as the Executive Directors are aware, not subject to any charges, mortgages, liens or encumbrances; and

           (b) not subject to any licences or other agreements other than the Customer Contracts and (in relation only to such of APM's IPRs as are licensed to it) the Third Party Agreements;

           affecting the same or restricting their use by APM in any way.

     1.3 Save for the Customer Contracts, there are no agreements, consents, permissions, undertakings or understandings which license the use of or dealing with APM's IPRs and there are no such agreements or other dealings which have been entered into or purportedly entered into by or on behalf of any other person.

     1.4   There are no circumstances which could entitle a third party:

           (a) to a licence, permission, consent or assignment of or in respect of any of APM's IPRs; or

           (b) to call for or exercise any right to use or work under any of APM's IPRs;

                  save as may be provided for by the Customer Contracts.

     1.5 APM's IPRs and the Third Party Agreements will not be adversely affected by the acquisition contemplated by this document.

     1.6 Save for the Customer Contracts, neither APM nor any of the directors or employees of APM has entered, become a party to or become bound by any agreement for the sharing, exchanging, passing on or otherwise of APM's IPRs of any description to any other person, firm or corporation neither are there any such agreements which were entered into in relation to the Software.

     1.7 There have not been any actions, claims, counterclaims, applications or allegations impugning the validity or enforceability of any of APM's IPRs (only in relation to Third Party Software, so far as the Executive Directors are aware) or (for such as APM claims to own) APM's ownership thereof and (only in relation to patent rights and applications therefor and to Third Party Software, so far as the Executive Directors are aware) there are no facts, matters or circumstances which could give rise to any such action, claim, counterclaim, application or allegation. The use and exercise of APM's IPRs (only in relation to patent rights and applications therefor and to Third Party Software, so far as the Executive Directors are aware) does not constitute and has never constituted an infringement of any intellectual property or other rights owned by any third party.

     1.8 There have not been any actions, claims or allegations against any third party alleging infringement of any of APM's IPRs and (only in relation to patent rights and applications therefor, so far as the Executive Directors are aware) there are not and there have not been any facts matters or circumstances which could give or which might give or have given rise to any such action, claim or allegation.

     1.9
           (a) Insofar as Know-how owned or used by APM and/or APM's Confidential Information or any part thereof has been disclosed it has been disclosed only under the terms of confidentiality agreements which are intended to protect (and purport to have the effect of protecting) the confidentiality of that Know-how and/or APM's Confidential Information and maintain APM's rights therein.

           (b) Subject to sub paragraph (a) above, all Know-how owned or used by APM and APM's Confidential Information has been maintained as confidential and, so far as the Executive Directors are aware, no recipient of APM's Confidential Information has made any unauthorised disclosure or any commercial use of that information.

           (c) None of the Non-Disclosure Agreements contains any grant of rights to use or exploit any of the Software in any way.

     1.10 There are no Intellectual Property Rights (a) which were once owned or licensed to APM, and (b) which are no longer so owned or licensed due to the neglect, wilful act or default of APM, and (c) which if still so owned and licensed would be (i) within the definition of APM's Product IPRs and (ii) of substantial benefit to APM in the conduct or expansion of the Business.

     1.11 Excepting such of APM's IPRs as are identified in item 1.11 of Part B of the APM Disclosure Memorandum as licensed to it (or, in relation only to APM's non-Product IPRs, as are generally or impliedly identified by the Research Contracts or the Consultancy Contracts as licensed to it or jointly owned by it), all of APM's IPRs are:

           (a)    legally and beneficially owned by APM;

           (b) all exclusively owned by APM and no third party has any ownership rights in them; and

           (c)    not subject to any claims from employees or others.

     1.12 None of APM's IPRs which are licensed to it are exclusively licensed to it.

     1.13 Insofar as any of APM's IPRs are the subject of registrations or applications identified in Part B of the APM Disclosure Memorandum:

           (a) all relevant registrations and applications therefor are in the name of APM or (for such of APM's IPRs as APM does not own) its licensor;

           (b)    all application and renewal fees have been paid; and

           (c) so far as the Executive Directors are aware, all material information (whether or not originally in written form) relating to all such applications and registrations has been disclosed in parts (I) and (II) of Section 7 of Part B of the Schedule to the APM Disclosure Memorandum.

     1.14 APM does not require or make use of any Intellectual Property Rights (other than APM's IPRs) in carrying on the Business. APM has not done or omitted to do any act which has resulted or which may result in any breach or infringement of any third party's Intellectual Property Rights.

     1.15 All agreements and licenses (and all provisions thereof) for the use by APM of Intellectual Property rights not owned by APM are valid and subsisting, are described in the APM Disclosure Memorandum and APM is not in breach of any of the provisions hereof and no disputes have arisen or are reasonably foreseeable with respect to them.

     1.16 There are no consents or agreements which are or may become reasonably necessary in order (i) for APM to create and develop the Software to the specifications and with the functionality which APM is currently representing as reasonably achievable or (ii) for users of the Software to fully benefit from those specifications and fully exploit that functionality, other than consents or agreements which either (A) are already obtained and assured for the relevant future or (B) are made generally available and can be readily acquired on usual commercial terms for a cost which has no material effect on APM or on the commercial value of the Software to APM.

     1.17 In particular but without limiting the preceding paragraph, there are no Intellectual Property Rights or licences under them which are or may become reasonably necessary in order (i) for APM to create and develop the Software to the specifications and with the functionality which APM is currently representing as reasonably achievable or (ii) for users of the Software to fully benefit from those specifications and fully exploit that functionality, other than Intellectual Property Rights or licences under them which either (A) are already obtained and assured for the relevant future or (B) are made generally available and can be readily acquired on usual commercial terms for a cost which has no material effect on APM or on the commercial value of the Software to APM.

     1.18 Notwithstanding any disclosure, APM has never, pursuant to any Research Contract or Consultancy Contract, licensed or otherwise supplied to any other party to any of those contracts (its "Licensee") Intellectual Property Rights licensed or supplied to APM by a third party (whether or not a party to any of those contracts) (its "Licensor"), in any way that might give rise to any liability in APM in relation to infringement of third party rights by its Licensee resulting from Licensee's use or exploitation of Intellectual Property Rights belonging to or represented as belonging to the Licensor (other than liability fully covered by a right of APM to claim compensation from its Licensor).

2.   THE SOFTWARE

     Except as directly disclosed:

     2.1 APM exclusively owns all Intellectual Property Rights in the Software and Supporting Materials subject only to such end-user non exclusive object code licences within any Customer Contract. The Software is all the software ever developed or acquired by APM for commercial exploitation (other than pursuant to any of the Research Contracts). The Software and the Supporting Material were specified, designed, written and produced entirely and solely by persons who were at all material times either:

           (a) employees of APM and who produced the Software and the Supporting Material as part of their duties of employment, or

           (b) third parties (or employees of them) who produced the Software and the Supporting Materials pursuant to written contracts under which, notwithstanding any disclosure, all ownership and possession of, and Intellectual Property Rights in, the resulting Software and Supporting Materials have passed into the sole ownership of APM. Except as directly disclosed, so far as the Executive Directors are aware no such person (or any employee of such person) has ever indicated any intent to claim or interest in claiming any Intellectual Property Rights in the Software.

           The persons concerned are listed in the Software Statement. No other persons were or have been involved in the specification, design, writing or production of the Software or the Supporting Material. None of the Software is computer-generated within the meaning of the Copyright Designs and Patents Act 1988 (as amended). All employees of APM who did work for APM in relation to the Software but have since ceased to be employees of APM parted from APM on good terms and so far as the Executive Directors are aware no such person has ever indicated any intent to claim or interest in claiming any Intellectual Property Rights in the Software.

     2.2 No person other than APM and the current and duly authorised employees has the Source Code or the Supporting Material in its possession or is entitled to possess or use the Source Code or the Supporting Material in any way (including pursuant to a source code escrow agreement). There are no escrow agreements in force under which any third party might contingently become entitled to such use or possession, nor is any person entitled to require such an escrow agreement to be entered into by APM. APM has in its possession a complete and functional copy of the Source Code and has verified it to be complete and functional within the last 7 days.

     2.3   The Software:

           (a) when used with such Third Party Software as is embedded in it or supplied with it:

                  (i) conforms in all material respects with the User Manuals and all other written statements as to its features and capabilities; and

                  (ii) does not contain any defect which has a materially adverse effect on its use or operation (save that it is not warranted as being bug free or error free); and

           (b) so far as the Executive Directors are aware, no Software is not Millenium Compliant save to the extent that the recorded errors are disclosed in print-outs from the Radar Bugs Data Base included in Section 8 of Part B of the Schedule to the APM Disclosure Memorandum.

     2.4 The supply and licensing of the Software does not involve or result in the infringement of any third party's Intellectual Property Rights and does not require the permission or consent of any third party. Except as directly disclosed, no Third Party Software is embedded in any Software or otherwise included in any Product.

3.   PRODUCTS, CUSTOMER CONTRACTS AND THIRD PARTY SOFTWARE

     3.1 All Third Party Software is clearly identified as such in the APM Disclosure Memorandum. (In relation to such Third Party Software as is embedded in any of the Software or otherwise included in any Product, notwithstanding any disclosure) APM is fully and properly licensed to use or otherwise deal with all Third Party Software in the manner in which it has been used or dealt with by APM up to and including the Closing Date. Where APM has licensed or sub-licensed the Third Party Software or any part of it to a Customer (whether in association with the Software or otherwise) it has been and remains duly authorised and licensed to do so. Save for the parties to the Customer Contracts, there are no other parties to whom the Software has been licensed or supplied or who are otherwise entitled to possess, use or otherwise deal with any Products or to whom APM is liable to perform any maintenance or other services or provide any goods in relation to or connection with Products or their use.

     3.2 So far as the Executive Directors are aware, there has been no breach of any of the Customer Contracts nor any instance of any Customer using, authorising or purporting to authorise the use of the Products in a manner which is inconsistent with the relevant Customer Contracts or not authorised by APM.

     3.3 APM had at the time it did so, full authority to enter into each of the Customer Contracts. The Customer Contracts are valid and subsisting and no disputes or potential disputes have arisen or been notified to APM or are reasonably foreseeable with respect thereto.

     3.4 APM is not in material breach or default in relation to any of the Customer Contracts and no claims or allegations have been made by any person to the effect that APM is in breach of any of the Customer Contracts and there are no facts, matters or circumstances nor has APM done or omitted to do any act which could amount to or result in any such breach or give rise to any such claim or allegation.

     3.5 So far as the Executive Directors are aware, no person other than APM is in breach or default in relation to any of the Customer Contracts and no claims or allegations have been made by any person to the effect that any such person is in breach of any of the Customer Contracts and there are no facts, matters or circumstances nor has any such person done or omitted to do any act which could amount to or result in any such breach or give rise to any such claim or allegation.

     3.6 So far as the Executive Directors are aware, there are no grounds for rescission, breach, avoidance or repudiation of any of the Customer Contracts or of any other agreement (in whole or in part) or other transaction relating to the Business to which APM is a party.

     3.7 There are no agreements or understandings (written or oral) whereby any of the Customer Contracts or any other such agreement, instrument or arrangement may be terminated or rescinded by any party other than APM or the Customers or whereby the terms may be worsened as against APM or whereby APM's IPRs or their ownership or exercise may be prejudiced as a result of anything done or omitted or permitted to be done by APM.

     3.8 APM has obtained and maintained in force all registrations under the Data Protection Act 1984 or any other similar legislation or regulations within the European Union which are necessary in order for APM (or any officer or employee of APM, as appropriate) to conduct its business in the ordinary and usual course in a lawful and appropriate manner.

     3.9 Except for the claims particulars of which have been disclosed in the APM Disclosure Memorandum, APM has not received any claims alleging that the Products are defective or that they have caused or contributed to damage or personal injury, and except as aforesaid, no dispute exists between APM and any customer or client of it, nor are there any circumstances which may give rise to any such dispute.

     3.10 APM has not received any notice or other intimation that any of the Products infringe any United Kingdom or European Community regulations relating to safety and manufacture or that any of the Products sold outside the United Kingdom infringe any regulations in the country of sale relating to the manufacture of products of their kind.

     3.11 APM's advertising for the Products makes no claims for the performance and quality of the Products which are inaccurate; APM has received no complaints from any regulatory body, customer or other person that such advertising is misleading or deceptive or likely to cause confusion; and neither the sale nor the manner or terms of sale of the Products contravene or have contravened the Trade Descriptions Act 1968, the Consumer Protection Act 1961 or the Unfair Contract Terms Act 1977.

     3.12 No warranties or guarantees have been given or any representation made in respect of the Products save for the standard terms of APM (a copy of which is attached to the APM Disclosure Memorandum) and save for any guarantee or paragraph implied by law; and APM has not (except as aforesaid) accepted any liability or obligation in respect of the Products which would apply after the Products have been sold or supplied.

     3.13 Except as directly disclosed, APM has not entered into any agency, distributorship or management agreements relating to the Products, other than the VAR Agreements.

     3.14 There are no outstanding bids or tenders or sales or service proposals relating to the Products which, if accepted, would be likely to result in a loss to APM on performance.

     3.15 All sales, servicing and marketing arrangements entered into in relation to the Products have been entered into at arm's length in the normal course of business.

4.   THE COMPUTER SYSTEM

     4.1 The Computer System is effective and operational in all material respects.

     4.2 APM is the beneficial owner free from Encumbrances of all the items of equipment, hardware, firmware and accessories relating to the Computer System and no other person has any claims or rights in respect thereof.

     4.3 Save as provided for by the Research Contracts, the Customer Contracts, and the Third Party Agreements, all information and data held by APM on the Computer System is beneficially owned by APM free from Encumbrances, and APM is not subject to any restriction with regard to the use thereof and no third party enjoys any right or permission to copy or hold any such information or data.

     4.4 There are in existence maintenance and support arrangements in respect of all material equipment, hardware, firmware, software and accessories used in the Computer System, and APM has not done, or omitted to do, any act which might entitle any provider of the maintenance and support services to terminate applicable agreements or to withhold or refuse to supply any services thereunder; and APM is not in dispute with such provider regarding its maintenance and support obligations.

     4.5 The Computer System comprises all equipment, hardware, firmware, software, including source code and object code, supporting materials and accessories which are necessary to enable APM to carry on its business in the same manner and to the same extent as it has been carried on prior to the Closing Date and the rights to use the Computer System or any part thereof will not be adversely affected by the transactions effected by this agreement.

     4.6 So far as the Executive Directors are aware, no software comprised in or used with the Computer System is not Millenium Compliant.

                          PART C - PROPERTY WARRANTIES

1.   TITLE

     1.1 The Properties comprise all the properties owned, occupied or otherwise used in connection with its business by APM.

     1.2 Those of the Properties which are occupied or otherwise used by APM in connection with its business are so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use.

     1.3 APM is the legal and beneficial owner of its leasehold interest in the Properties.

     1.4 The information contained in the APM Disclosure Memorandum as to the tenure of each of the Properties and the principal terms of the leases, licences and tenancies with the benefit of which each of the Properties is held is true and accurate in all respects.

2.   ENCUMBRANCES

     2.1 Save for service charges each of the Properties is free from any mortgage, debenture, charge, rent-charge, liability to maintain roadways, lien, annuity or other encumbrance securing the repayment of monies or other obligation or liability of APM or of any other person.

     2.2 Each of the Properties is free of any tenancy, licence or other arrangement entitling a person other than APM which owns the same to occupy the whole or any part.

     2.3 None of the Properties is subject to any outgoings, other than general rates, water rates and insurance premiums and, in the case of leasehold properties, rent and service charges.

     2.4 None of the Properties is subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other rights vested in third parties, and APM has not entered into any agreement or commitment to give or create any of the foregoing.

     2.5 Where any such matters as are referred to in the last four Statements have been disclosed in the APM Disclosure Memorandum, the obligations and liabilities imposed and arising under them have been fully observed and performed, and any payments in respect of them due and payable have been duly paid.

     2.6 None of the Properties is subject to any option, right of pre-emption or right of first refusal.

     2.7 At the Signing Date each of the Properties is free from any local land charge, land charge, caution, inhibition or notice, and no matter exists which is capable of registration against any of the Properties.

     2.8 At the Signing Date no notice relating to the use and enjoyment of any of the Properties has been received or given or is likely to be received or given in any circumstance.

     2.9 Each of the Properties enjoys access and egress over roads which prior to the date of this agreement have been adopted by the appropriate highway authority and are maintainable at the public expense. Each of the Properties drains into a public sewer and is served by water and electricity utilities, pipes, sewers, wires, cables, conduits and other conducting media which connect directly to the mains without passing through land in the occupation or ownership of a third party.

     2.10 At the Signing Date there are no outstanding actions, disputes, claims or demands between APM and any third party affecting any of the Properties or any neighbouring property or any boundary walls and fences, or with respect to any easement, right or means of access to any of the Properties.

3.   PLANNING MATTERS

     3.1 None of the Properties is being or is intended or required by APM to be used other than for the permitted user thereof for the purposes of the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990 and the Planning (Consequential Provisions) Act 1990, the orders and regulations made thereunder and all legislation of a like nature (the "Planning Acts").

     3.2 Planning permission has been obtained, or is deemed to have been granted, for the purposes of the Planning Acts with respect to all existing development on each of the Properties, and no such permission has been suspended or called in, and no application for planning permission is awaiting decision.

     3.3 Building regulation consents have been obtained with respect to all development, alterations and improvements to each of the Properties.

     3.4 At the Signing Date compliance is being made and has at all times been made prior to such date in all respects with all planning permissions, orders, and regulations issued under the Planning Acts and all building regulation consents and bye-laws for the time being in force with respect to any of the Properties.

     3.5 At the Signing Date compliance is being made and has at all times been made with all agreements under section 106 of the Town and Country Planning Act 1990 made with respect to any of the Properties.

     3.6 At the Signing Date compliance is being and has been made with all agreements made under section 38 of the Highways Act 1980 with respect to any of the Properties.

     3.7 At the Signing Date none of the Properties is listed as being of special historic or architectural importance or is located in a conservation area.

     3.8 All development charges, monetary claims and liabilities affecting any of the Properties under the Planning Acts or any other such legislation have been discharged, and no such liability, contingent or otherwise, is outstanding.

     3.9 All planning consents and permissions affecting the Properties are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this agreement.

     3.10 At the Signing Date there is no outstanding strategy or informal notice under the Planning Acts relating to any of the Properties or to any business carried on thereat or to the use thereof, and there is no outstanding monetary claim or liability, contingent or otherwise, in respect of any of the Properties in relation to the Planning Acts.

4.   STATUTORY OBLIGATIONS

     4.1 At the Signing Date APM has received no notice alleging failure to comply with any statutory and by-law requirements and all European Union regulations directives and decisions whether implemented in the United Kingdom and ratified international conventions.

     4.2 At the Signing Date APM has received no notice alleging that there is any outstanding and unobserved or unperformed obligation with respect to any of the Properties necessary to comply with the requirements of any competent authority exercising statutory or delegated powers.

     4.3 There are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to any of the Properties.

5.   ADVERSE ORDERS

     5.1 At the Signing Date there is no resolution, proposal, scheme or order, whether or not formally adopted, for the compulsory acquisition of the whole or any part of the Properties or of any access or egress therefrom.

     5.2 At the Signing Date there are no closing, demolition or clearance orders, enforcement notices or stop notices affecting any of the Properties, nor are there any circumstances likely to lead to any being made.

6.   CONDITION OF THE PROPERTIES

     6.1 At the Signing Date the buildings and other structures on the Properties or of which any of the Properties form part are in good and substantial repair and fit for the purposes for which they are presently used.

     6.2 A fire certificate has been issued in respect of each of the Properties and at the Signing Date there has been no breach of the provisions or conditions contained therein.

     6.3 As far as the Executive Directors are aware none of the Properties has been affected by flooding.

     6.4 No building or structure on any of the Properties has at any time been affected by structural damage or electrical defects or by timber infestation or disease or rising damp or wet or dry rot.

     6.5    None of the Properties is subject to any rights of common.

7.   LEASEHOLD PROPERTIES

     7.1 APM has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in each of the leases (which expression includes underleases) under which any of the Properties is held and the last demand (or receipt for rent if issued) was unqualified, and each such lease is valid and in full force.

     7.2 All licences, consents and approvals required from the landlords and any superior landlords under any leases of any of the Properties have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

     7.3 There are no rent reviews currently in progress under any of the leases of any of the Properties.

     7.4 There is not outstanding, unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by or on behalf of the landlord under any lease of any of the Properties.

     7.5 There are no restrictions in any leases of the Properties which prevent them from being used now or in the future for their present use.

     7.6 There is no obligation to reinstate any of the Properties by removing or dismantling any alteration made to it by APM or any of its predecessors in title and all such alterations must under the terms of the relevant leases be disregarded on rent reviews.

     7.7 As at the Signing Date there have been and are no disputes and as at such date there are not likely to be any disputes with any landlord.

     7.8 No lease of any of the Properties is expressed to be subject to any rights of re-entry save on the liquidation of the tenant (whether compulsory or voluntary) or for non-payment of rent or breach of covenant by the tenant.

8.   SUBTENANCIES

     The Properties are not held subject to and with the benefit of any tenancies and subtenancies.

9.   GUARANTEES

     9.1 There is (save in relation to the Properties) no actual or contingent liability on the part of APM arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, licence or any other deed or document whatsoever relating to real property or to any estate or interest therein entered into by APM including (but without limitation) any actual or contingent liability arising directly or indirectly out of:

            (a) any estate or interest held by APM as original lessee or underlessee; or

            (b) any guarantee given by APM in relation to a lease or underlease; or

            (c) any other covenant made by APM in favour of any lessor or head lessor.

                            PART D - TAX WARRANTIES


1.   RESERVE FOR TAXATION IN THE ACCOUNTS

     The Accounts reserve or provide in full for all Taxation for which APM was in respect of all periods up to the Accounts Date liable or able to be made liable and the Accounts reserve for or contain a note regarding any contingent liability or possible deferred liability to Taxation.

2.   RETURNS AND PAYMENT OF TAXATION

     2.1 All returns, computations and notices which should have been made by APM for the purposes of Taxation in respect of any accounting period up to and including the accounting period ending on the Accounts Date
          (i) have been made punctually, are correct and on a proper basis, (ii) contain all information required for all the purposes of Taxation and
          (iii) are not the subject of any dispute with the Inland Revenue, the U.S. Internal Revenue Service ("IRS") a United States State tax authority or other taxation authority; APM has made all returns and provided all information required to be provided under the Taxes Management Act 1970 or other legislation relevant for the purpose or pursuant to any notice served thereunder; and APM is not involved in any dispute with the Inland Revenue Authority and/or IRS concerning any matter likely to affect in any way the liability (whether accrued contingent or future) of APM to Taxation and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

     2.2 Computations of the profits and losses of APM and of its liability to Taxation for each of the accounting periods in which it has been trading or carrying on a business ending prior to the Accounts Date have been agreed with the Inland Revenue or other appropriate authority, and there is no unsettled appeal in respect of any year of assessment nor any back duty claim or other dispute with the Inland Revenue, HM Customs & Excise, IRS or any other relevant or appropriate authority as at the date of this agreement, nor are the APM shareholders aware of any facts or circumstances that may result in any such appeal, claim or dispute.

     2.3 APM has duly and punctually paid to the Inland Revenue, IRS or other appropriate authority all Taxation for which it is liable as a result of any act or omission prior to Closing.

     2.4 APM has duly and punctually deducted, withheld, or collected for payment (as appropriate) all Taxation which it has become liable to deduct, withhold or collect for payment and has paid all such Taxation to the Inland Revenue, the IRS or other appropriate authority.

     2.5 APM is in compliance with the rules and regulations of the Inland Revenue, IRS and other authorities and the provisions of ICTA and of the Internal Revenue Code with respect to transfer pricing, and has all appropriate documentation to demonstrate that all inter company pricing between companies under common control is at arms' length.

     2.6 There are set out in the APM Disclosure Memorandum particulars of all notifications and notices received by APM under section 166 of ICTA.

     2.7 APM has properly operated the PAYE and National Insurance Contributions systems and has kept and maintained complete, correct and up-to-date records for the purposes of the legislation relating thereto. APM has not paid any remuneration or other earnings and has not provided any benefits in kind to any employees or any former employees without deducting or withholding income tax under PAYE or National Insurance Contributions (or similar provisions in other countries to the extent applicable to such employees or any former employees) therefrom.

     2.8 APM has not within the six years prior to Closing paid or become liable to pay any fine, penalty or interest charged by virtue of the provisions of the Taxes Management Act 1970 or the VATA or similar provisions in other countries.

     2.9 APM has not in the last six years been the subject of a PAYE audit or an investigation by the Inland Revenue and there are no facts which are likely to cause a PAYE audit or such an investigation to be made.

     2.10 No transaction has been entered into by APM since the Accounts Date in respect of which APM is required to make a specific return or to provide information to a relevant Taxation Authority and in respect of which the time for making such return or providing such information will expire on or after Closing.

3.   TAX CLEARANCES

     No transaction has been entered into by APM in respect of which any consent or clearance from the Inland Revenue, IRS or other appropriate taxation or governmental authority was required or was or could have been sought.

4.   BASE VALUES AND ACQUISITION COSTS

     4.1 Save as fully disclosed in the APM Disclosure Memorandum the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of each of the assets of APM in or adopted for the purposes of the Accounts does not exceed the aggregate written-down value of such asset for the purposes of CAA (or any other statute in another jurisdiction making similar provision for giving effect for tax purposes to depreciation of the assets of a business).

     4.2 Save as fully disclosed in the APM Disclosure Memorandum if each of the capital assets of APM were disposed of for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts, no liability to corporation tax (or any other Taxation applicable in another jurisdiction) on chargeable gains or balancing charge would arise.

     4.3 APM does not own and has not agreed to acquire any asset, nor has it received or agreed to receive any services or facilities (including without limitation the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value or otherwise than on an arm's length basis.

     4.4 APM has not disposed nor agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including without limitation the benefit of any licences or agreements), the consideration for the disposal or the provision of which was or will be less than its market value or otherwise than on an arm's length basis.

5.   DISTRIBUTIONS AND PAYMENTS

     5.1 No security issued by APM and remaining in issue as at today's date was issued in such circumstances that the interest payable thereon falls to be treated as a distribution under section 209 or section 418 of ICTA.

     5.2 APM has not in the ten calendar years prior to Closing repaid, or agreed to repay, or redeemed, or agreed to redeem, or purchased or agreed to purchase any of its share capital, or capitalised or agreed to capitalise, in the form of debentures or redeemable shares, any profits or reserves of any class or description; and APM has also not issued any share capital as paid up otherwise than by the receipt of new consideration.

     5.3  APM has not issued any share capital to which the provisions of section 249 of ICTA could apply nor does it own any such share capital.

6.   TAXATION CLAIMS, LIABILITIES AND RELIEFS

     6.1 There are set out in the APM Disclosure Memorandum full details of all matters relating to Taxation in respect of which APM (either alone or jointly with any other person) has, or at Closing will have, an outstanding entitlement:

          (a) to make any claim for relief under the ICTA or any other statute relating to Taxation;

          (b) to make an appeal (including a further appeal) against an assessment to Taxation; or

          (c) to make an application for the postponement of, or the payment by instalments of, any Taxation.

          (d) to disclaim or require the postponement of any allowance or relief.

     6.2 APM is not, nor will it become, liable to pay, or make any reimbursement or give any indemnity in respect of, any Taxation (or any amounts corresponding thereto) in consequence of the failure of any person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.

     6.3 There has been no major change in the nature or conduct of any trade carried by APM since its incorporation and as at Closing none of the activities of any such trade are or have at any time previously become small or negligible in scale such that any losses of APM would or could be precluded from being carried forward after Closing.

7.   TAX RESIDENCE AND STATUS

     7.1 APM has been resident for tax purposes in the United Kingdom at all times since its incorporation and will be so resident at Closing, and APM has never been resident in any other jurisdiction.

     7.2 APM has not at any time been a trustee of any settlement for the purposes of TCGA.

8.   DISALLOWANCE OF DEDUCTIONS

     No rents, interest, annual payments, emoluments, management or service fees or charges or other sums of an income nature (including benefits in kind) paid or provided by APM since the Accounts Date or which APM is under an obligation to pay or provide in the future are or may under the law currently in force be wholly or partially disallowable as deductions or charges in computing profits or against profits for the purposes of corporation tax (or any other applicable Taxation) by reason of any statutory provision relating to Taxation.

9.   CORPORATION TAX ON CHARGEABLE GAINS

     9.1 Neither the signing of this agreement nor Closing will result in any profit or gain being deemed to accrue to APM for the purposes of Taxation whether pursuant to section 179 of TCGA or otherwise.

     9.2 APM has not disposed of or acquired any asset in such circumstances that the provisions of section 17 of TCGA did or could apply thereto.

     9.3 No Taxation is or may become payable by APM pursuant to section 189 of TCGA in respect of any transaction or event occurring on or prior to Closing.

     9.4 APM has not at any time before or since the Accounts Date made any claim under sections 152 to 156 or 175 or 247 of TCGA or under any other provision which could affect the amount of any gain accruing or treated as accruing on a disposal of any asset by APM; and no claim has been made or is capable of being made by any other company which affects or could affect the amount or value of the consideration for the acquisition of any asset by APM which is to be taken into account in calculating any gain on subsequent disposal.

     9.5  APM has not made any claim under any of the following:

          (a)  section 279 of TCGA (assets situated outside the United Kingdom);

          (b) sections 48 or 280 of TCGA (tax on chargeable gains payable by instalments);

          (c)  section 24 of TCGA (assets of negligible value);

          (d) sections 253 and 254 of TCGA (relief for loans to traders and debts on qualifying corporate bonds).

     9.6 APM is not liable to be assessed to corporation tax on chargeable gains or to capital transfer tax or inheritance tax as donor or donee of any gift or transferor or transferee of value.

     9.7 There has not accrued any gain in respect of which APM may be liable to corporation tax on chargeable gains by virtue of the provisions of section 13 of TCGA.

     9.8 APM has not since its incorporation been a member of any group or consortium of companies for the purposes of group relief and/or consortium relief (Chapter IV of Part X to ICTA), and corporation tax on chargeable gains (Chapter 1 of Part VI of TCGA) and has not since its incorporation been, or owned, a 51% subsidiary (as defined in section 838 of ICTA) for the purposes of surrender of surplus advance corporation tax under section 240 of ICTA or the making of group income elections under section 247 of ICTA.

    9.9 No consideration due to APM after disposal has, so far as the APM shareholders are aware, become irrecoverable within the meaning of section 48 of TCGA so as to entitle APM to an adjustment.

10. CLOSE COMPANIES

    10.1 No distribution within section 418 of ICTA has ever been made by APM, and no such distribution will be made prior to Closing.

    10.2 No loan or advance within sections 419 to 422 of ICTA (inclusive) has ever been made by APM, nor has APM released or written off or agreed to release or write off the whole or any part of any such loan or advance.

11. INHERITANCE TAX

    11.1 APM has not made any transfers of value for the purposes of section 94 of IHTA.

    11.2 APM has not been a party to associated operations in relation to a transfer of value within the meaning of section 268 of IHTA.

    11.3 No asset owned by, or shares or securities in, APM is liable to be subject to any sale, mortgage or charge by virtue of section 212 of IHTA.

    11.4 There is not outstanding any Inland Revenue charge (as defined in section 237 of IHTA) over any asset of APM or in relation to any shares in the capital of APM.

12. TAX AVOIDANCE

    12.1 APM has not entered into or been party to any transaction, scheme or arrangement designed wholly or partly for the purpose of avoiding Taxation, and in particular but without prejudice to the generality of the foregoing any transaction, scheme or arrangement, which may result in a liability to Taxation on APM pursuant to any of the following sections, namely sections 56, 56A, 116, 395 and 399 of ICTA; sections 703-746 of ICTA (inclusive); section 767A of ICTA; section 770 of ICTA; sections 774, 775 and 776 of ICTA; section 106 of TCGA; sections 29 and 30 of TCGA; sections 61, 75 and 142 of CAA.

     12.2 The Inland Revenue, the IRS or its equivalent in other countries has not investigated any transactions or arrangements involving APM with a view to applying section 770 of ICTA, or equivalent legislation in other countries, and no circumstances exist which would result in such an investigation, if started, resulting in any increased liability to taxation of APM.

     12.3 APM has not entered as lessor into any leasing transactions in respect of which capital allowances may be restricted or disallowed under section 22 or 47 of CAA.

     12.4 APM has not without the prior consent of the Treasury entered into any of the transactions specified in sections 765 to 767 of ICTA (inclusive).

13.  MISCELLANEOUS

     13.1  APM has not made any claim under section 242 or section 584 or section 585 of ICTA or any gain to which section 279 of TCGA could apply.

     13.2 APM has not entered into any such transaction as is mentioned in sections 780, 781 and 782 of ICTA.

     13.3 There has been no transfer of a trade or of part of a trade by APM in respect of which the provisions of sections 140 - 140D of TCGA might or would apply.

     13.4 APM has not received any foreign loan interest on which double taxation relief will, or may, be restricted under section 798 of ICTA.

     13.5 APM does not own, control or have any interest in any controlled foreign company or companies within the meaning of section 747 of ICTA.

     13.6 APM has no material interest in an offshore fund which is a non qualifying offshore fund within the meaning of section 757 of ICTA.

     13.7 APM has not made any exempt distribution or received a chargeable payment within sections 213 to 218 (inclusive) of ICTA with the period of five years prior to the Closing Date.

     13.8 APM has not redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of its own shares or any of its loan capital.

     13.9 APM has not declared or paid a foreign income dividend within section 246A of ICTA.

     13.10 APM has not entered into any loan relationship which is for an unallowable purpose as described in paragraph 13 of schedule 9 to the Finance Act 1996.

     13.11 APM has not entered into any loan relationships or related transactions which are not at arm's length for the purposes of paragraph 11 of schedule 9 to the Finance Act 1996.

     13.12  APM has not issued any relevant discounted security as defined in schedule 13 to the Finance Act 1996.

     13.13 APM has not entered into any loan relationship with a connected person such that section 87 of the Finance Act 1986 could apply to that relationship and APM has complied with all relevant provisions contained in Chapter II of Part IV of the Finance Act 1996 in respect of any loan relationships to which APM is a party.

     13.14 All loan relationships to which APM is a party comprise normal commercial loans for the purposes of Schedule 18 ICTA.

14.  VALUE ADDED TAX

     14.1   APM:

            (a) is duly registered for the purposes of VAT and has been so registered at all times when it has been required to be registered by the relevant legislation;

            (b) has complied [in all national reports] with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with Customs and Excise;

            (c) maintainsand has at all times maintained complete, correct and up-to-date records for the purposes of the legislation relating to VAT and has preserved such records in such form and for such periods as are required by such legislation;

            (d) is not in arrears with any payment or returns required under any legislation relating to VAT, or liable to any abnormal or non-routine payment, or any forfeiture or penalty or default surcharge, or to the operation of any penal provision relating to VAT or to pay any interest as a result of making late VAT and returns;

            (e)   has not been required by Customs and Excise to give security.

     14.2 APM is not and has not at any time been treated as a member of a group of companies for VAT purposes and no application for it to be so treated has at any time been made.

     14.3 No act or transaction has been effected in consequence whereof APM is or may be held liable for any VAT chargeable against any other company; and APM is not, and has not agreed to become an agent, manager or factor for the purposes of section 47 of VATA of any person who is not resident in the United Kingdom.

     14.4 All supplies made by APM are taxable supplies and APM is not and will not be denied credit for any input tax by reason of the operation of any provisions of VATA and the regulations made thereunder; and all input tax for which APM has claimed credit has been paid by APM in respect of supplies made to it relating to goods or services used or to be used for the purpose of APM's business.

     14.5 No supplies have been made to APM to which the provisions of section 8 to VATA might apply.

     14.6   The APM Disclosure Memorandum contains:

            (a) details of all claims made by APM in the six years immediately preceding the date of this agreement in respect of which a refund of VAT has been received by APM under section 36 of VATA;

            (b) all particulars of any claim for bad debt relief made in the six years immediately preceding the date of this agreement, or which may be made, by APM under section 36 of VATA in respect of the supply of goods or services for which the whole or part of the consideration has been written off in the accounts of APM;

            and APM holds the records or documents required to be held by regulations 167 and 168 of the Value Added Tax Regulations 1995 so that a claim may be made at the date hereof or subsequently for a refund of VAT under section 36 of VATA in respect of the supply of any goods or services.

     14.7 APM does not have an interest in any land in relation to which an election has been made either by APM or by any other person to an exemption from VAT pursuant to the provisions of schedule 10 of VATA; and APM is not a party to any agreement or other arrangement in relation to any land pursuant to which it has agreed not to elect to waive exemption from VAT pursuant to schedule 10 of VATA, nor is APM party to any such agreement or arrangement with any other person pursuant to which that other person has agreed not to make such an election.

     14.8 All the buildings and civil engineering works on land in which APM has any interest have been completed for the purposes of Group 1, schedule 9 of VATA more than three years prior to Closing.

     14.9 APM is not a "developer" as defined in paragraph 5 of schedule 10 of VATA in relation to any building or work within paragraph 5(2) of that schedule or to any reconstructions, enlargements or extensions within paragraph 5(8) of that schedule either currently being constructed, reconstructed, enlarged or extended or whose construction, reconstruction, enlargement or extension was completed within the ten year period prior to Closing; and no tenant, lessee or licensee of APM has notified APM, or could become liable to notify APM, under paragraph 7 of that schedule if either of the events referred to in paragraph 5(1)(a) or (b) of that schedule were to occur in relation to any such building, work, reconstructions, enlargements or extensions.

     14.10 APM does not use in the course or furtherance of its business any item to which Part XV of the Value Added Tax Regulations 1995 applies and in respect of which the period of adjustment will not have expired on or before Closing.

15.  PENSION SCHEMES

            APM has not since the Accounts Date received any payment to which section 601 of ICTA applies.

16.  SHARE SCHEMES

     16.1   APM is not a participating company in any scheme approved under section 185 or 186 of ICTA.

     16.2 APM does not have in issue any shares which fall within Chapter II of Part III of the Finance 1988 Act.

     16.3 APM has not established or contributed to a qualifying employees share ownership trust as defined in schedule 5 of the Finance 1989 Act.

17.  CAPITAL ALLOWANCES

     17.1 APM has not since the Accounts Date done or omitted to do, or agreed to do or permitted to be done, any act (other than the sale of an asset at a price equal to its market value), nor has APM suffered any occurrence, as a result of which any disposal value has been or may be required to be brought into account under section 24 of CAA, nor has there been, nor may there be, any recovery from APM of excess relief within section 42 or 47 of CAA.

     17.2 Since the Accounts Date APM has not done, nor has it omitted to do, nor agreed to do, nor permitted to be done, any act, nor has it suffered any

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            occurrence, as a result of which any balancing charge has arisen or may arise under section 4 of CAA.

     17.3 APM has not made any election under section 37 of CAA or engaged in any short-term leasing within section 40 of CAA.

     17.4 APM has not taken or granted a lease of any assets in respect of which an election has been made under section 53 or 55 of CAA.

18.  STAMP DUTY AND STAMP DUTY RESERVE TAX

     18.1 APM has duly paid all stamp duty and all stamp duty reserve tax for which it has at any time been liable, and all documents which require to be stamped and which form part of title to any asset or which APM may need to produce in court in evidence have been duly stamped.

     18.2 Within the 5 years ending on the date of this agreement APM has not made any claim for relief or exemption under section 42 of the Finance 1930 Act or sections 75 to 77 of the Finance 1986 Act.

19.  GENERAL

     19.1 No act or transaction has been effected in consequence whereof APM has is or may be held liable for any Taxation primarily chargeable against some other person.

     19.2 APM does not operate any scheme approved under section 202 (payroll deduction scheme in respect of donations to charity) or under sections 169 to 184 (profit related pay) of ICTA.

     19.3 APM is not and has never been (i) a "passive foreign investment company" within the meaning of Section 1297 of the Internal Revenue Code, (ii) a "foreign personal holding company" within the meaning of Section 553 of the Code, or (iii) a "controlled foreign corporation" within the meaning of Section 957 of the Internal Revenue Code. This warranty is being provided only for the purposes of the US Taxation section in Part III of the Offer Document, and shall be deemed to be untrue or incorrect only in the event that Citrix incurs a loss as a result of a misstatement of material fact or an omission to state a material fact in the US Taxation section in Part III of the Offer Document directly related to this warranty.

The APM Statements are given subject to the matters which have been disclosed to Citrix in terms of the APM Disclosure Memorandum (including all documents annexed thereto). Citrix is not entitled to indemnification in respect of any matter which is or is deemed by

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the terms of the APM Disclosure Memorandum to have been disclosed to it. A copy of the APM Disclosure Memorandum (and all documents annexed thereto) is available for inspection at the offices of Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX during normal business hours while the Offers remain open for acceptance.

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